Exhibit 10.1

Date: 27, March 2018

SHARE SALE AGREEMENT
relating to the companies and businesses comprising the “Wyndham Vacation Rentals UK”, “Landal Green Parks” and “Novasol” business divisions of the Wyndham Group

SELLER AND OTHERS
And
PURCHASER

i

Date: 27, March 2018
This Agreement is made on 27 March 2018

•
Wyndham Destination Network, LLC, of 14 Sylvan Way, Parsippany, New Jersey 07054, USA, a limited liability company organized and existing under the laws of the State of Delaware, USA and registered with the Division of Corporations of the State of Delaware under register number 2772989 (the “Seller”);

(2)	Each of the Share Sellers whose names are set out in Schedule 1 (the “Relevant Sellers”); and
(3)	Compass IV Limited a company incorporated in England & Wales with registered number 11184954 whose registered office is at 100 New Bridge Street, London United Kingdom EC4V 6JA (the “Purchaser”).
Whereas:

(A)	The Relevant Sellers have agreed to sell the Shares (as defined below) and to assume the obligations imposed on the Relevant Sellers under this Agreement;

(B)	The Purchaser has agreed to purchase the Shares and to assume the obligations imposed on the Purchaser under this Agreement.
It is agreed as follows:

1	Interpretation
In this Agreement the provisions in this Clause 1 apply:

1.1	Definitions
“ABTA Members” means (i) Wyndham Vacation Rentals (UK) Limited, a private limited company incorporated in England and Wales under registered number 00965389 and having its registered office at Spring Mill, Earby, Barnoldswick, Lancashire, BB94 0AA, (ii) JVH, and (iii) Novasol A/S, each of which are wholly owned indirect subsidiaries of the Seller;
“Accounts” means the 2016 US GAAP audited accounts for the combined businesses of the Novasol Group, Landal Group and WVR UK Group for the twelve month period ended on the Accounts Date;
“Accounts Date” means 31 December 2016;
“Actual Ring-fenced Amount” means, by reference to the agreement reached between the ATOL Holders and the Civil Aviation Authority in accordance with Clause 5.6.2, the US$ equivalent of the monthly average amount of the Cash Balance that would have been required by the Civil Aviation Authority to be held by the ATOL Holders subject to restrictions prohibiting it from being spent, distributed, loaned or released by the ATOL Holders (“Cash Restrictions”), during the 12 month period ended 31 December 2017 had such Cash Restrictions been applicable during that period. For the purposes of this calculation the monthly average shall be derived from the 12 month-ends consistent with the dates of the Management Accounts and the US$ equivalent shall be calculated applying the Conversion Rate at the Effective Time;

“Additional Actions” means the following:

(a)
the formulation and implementation of such technical, organisational and documentary changes (including the introduction of a new data protection policy) as are necessary to ensure the Group will be materially compliant with the GDPR by 25 May 2018, as part of the Group's GDPR project workstream;

(b)
the filing of amendments and/ or renewals of the relevant domain name registers to ensure that all domain names listed in Schedule 11 are registered (as ‘registrant organisation’ and ‘registrant individual’) in the name of a Group Company (and, unless otherwise required by the relevant registry, not a third party or an individual) as registrant and have not expired, and will not expire, prior to Closing, and excluding any domain names that the relevant Group Company deems are no longer used or required; and

(c)
the obtaining of a sweeper assignment to a Company in the Landal Group from Wyndham Worldwide Corporation of all Intellectual Property owned by it which was developed for the Landal Group by employees of Wyndham Worldwide Corporation and members of the Seller’s Group;

“Affiliate” means, with respect to any person, any other person that controls, is controlled by or is under common control with, that first person. For the purposes of this definition, “control” means ownership, directly or indirectly, of a Controlling Interest in a person and the terms “controlled by” and “common control” shall be interpreted accordingly;
“Agreed Fixed Deduction” has the meaning given to it in paragraph 3.31 of Schedule 7;
“Agreed Terms” means, in relation to a document, such document in the terms agreed between the Seller and the Purchaser and initialled for identification by the Seller’s Lawyers and the Purchaser’s Lawyers on the date of this Agreement with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;
“Anti-Corruption Law” means:

(a)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(b)
the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time (“FCPA”);

(c)	Bribery Act 2010;

(d)
any other applicable law (including any (x) statute, ordinance, rule or regulation; (y) order of any court, tribunal or any other judicial body; and (z) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

(i)	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

(ii)	is broadly equivalent to (b) or (c) or was intended to enact the provisions of the OECD Convention described in (a) or which has as its objective the prevention of corruption;

“Applicable Law” means any (i) statute, statutory instrument, bylaw, order, directive, treaty, decree or law (including any common law, judgment, demand, order or decision of any court, regulator or tribunal); (ii) legally binding rule, policy or guidance issued by any governmental, statutory or regulatory body; and/or (iii) legally binding industry code of conduct or guideline;
“Appointed Representative” has the meaning given in the FCA Handbook and FSMA;
“Associated Person” means, in relation to a company, a person (including any employee, agent or subsidiary) who performs (or has performed) services for or on behalf of that company;
“ATOL Holders” means (i) James Transport Limited, a private limited company incorporated in England and Wales under registered number 03642786 and having its registered office at 20/20 Business Park, St Leonards Road, Maidstone, Kent, ME16 0LS, (ii) JVH, both of which are wholly owned indirect subsidiaries of the Seller; and (iii) each subsidiary of James Transport Limited and JVH;
“Authorities” means each of ABTA Limited, the Civil Aviation Authority and the Commission for Aviation Regulation;
“Barclays Cash Pooling Arrangements” means the facilities and cash pooling arrangements operated by Barclays Bank PLC pursuant to the CAS 2000 Master Agreement, the EUR 162,000,000 CAS 2000 Overdraft Facility, the GBP 300,000,000 CAS 2000 Overdraft Facility, the USD 110,000,000 CAS 2000 Overdraft Facility, each dated 9 November 2015 on behalf of certain members of the Seller’s Group;
“Benefit Plan” means any material incentive, bonus, deferred compensation, commission, sick pay, medical, disability, retention, redundancy, change of control, equity-based compensation and other plan, policy, agreement or arrangement (whether written or oral) providing compensation or benefits to any Employee or former Employee (or to any dependant or beneficiary thereof) and includes the Group Retirement Benefit Arrangements;
“Bid Amount” means, in relation to any Shares, the amount set out against the name of the relevant Shares in column (4) of paragraph 1 of Schedule 5 and, subject to paragraph 7.1.1 of Schedule 12, in relation to all the Shares, US$1,381,000,000;
“Boat Operator Advances” means the payments of up to $100,000 per boat operator made by Wyndham Vacation Rentals (UK) Ltd or Novasol A/S to boat operators whose boats are marketed by Wyndham Vacation Rentals (UK) Ltd or Novasol A/S and their respective subsidiaries in their holiday offerings, each such payment constituting an advance payment of the relevant boat operator’s share of the revenue to be generated from holiday bookings on such boat and which is made in order to assist the boat operator’s payment of annual licence fees in connection with operating the boat;
“Brand Licence Agreements” means the long-form agreements between Wyndham Hotels and Resorts, LLC, (or its affiliate(s)) and each of the Companies, to be entered into at Closing in respect of the grant of a licence to the Companies to use the WYNDHAM VACATION RENTALS trade mark for certain purposes, and which shall be consistent with the Agreed Terms set out in the term sheet for trade mark licence agreement;
“Business Day” means a day (i) which is not a Saturday, a Sunday or a public holiday in London, UK or New York City, New York and (ii) on which TARGET2 is open for the settlement of payments in euro;

“Capital Expenditure Plan” means the Group’s capital expenditure plan for 2018 in the Agreed Terms;
“Cash Balances” means cash in hand or credited to any account with a financial institution, and cash equivalents;
“Claim” means any claim against the Seller or a Relevant Seller for breach of or under this Agreement or any Local Transfer Document excluding (i) a Tax Claim and (ii) a claim pursuant to Clause 3.4 or Schedule 12;
“Closing” means the completion of the sale of Shares pursuant to Clauses 6.1, 6.2 and 6.3 of this Agreement and any relevant Local Transfer Document;
“Closing Date” means the date on which such Closing takes place;
“Closing Statement” means the statement setting out the Working Capital, the Group Companies’ Cash Balances, the Intra-Group Financing Receivables, the Third Party Indebtedness and Intra-Group Financing Payables, to be prepared in accordance with Clause 7 and Parts 1 and 2 of Schedule 7;
“Commitment Papers” has the meaning given to it in Clause 6.6.1;
“Companies” means the companies, details of which are set out in Part 1 of Schedule 2, and “Company” means any one of them;
“Companies' Properties” means the freehold and leasehold properties owned by a Group Company which are listed in Part 1A of Schedule 3 and further details of which are set out in Schedule 3;
“Company Director” means a person who was at any time prior to Closing an officer or director of a Group Company;
“Completion Disclosure Letter” means the letter dated the Closing Date from the Relevant Sellers to the Purchaser;
“Confidentiality Agreement” means the confidentiality agreement dated 19 October 2017 between the Seller and Platinum Equity Advisors International (UK) Ltd pursuant to which the Seller made available to the Purchaser certain confidential information relating to the Group;
“Consent Employees” means those shared services employees allocated to Group Companies and listed in paragraph 2 of Part B of Schedule 4; and “Consent Employee” means any one of them;
“Controlling Interest” means, in relation to any person, any of the following:
(a) holding, directly or indirectly (including through intermediate entities), more than fifty per cent. of the issued share capital of such person; or
(b) the right to exercise, directly or indirectly (including through intermediate entities), more than fifty per cent. of the voting rights attributable to the ownership interests of such a person (through ownership of such interests or by contract); or

(c) the possession, directly or indirectly (including through intermediate entities), of the power to direct the management or policies of such a person by virtue of any powers conferred by the constitution or other document regulating such a person;
“Cyber Policy” means the cyber security insurance policy for the benefit of the Group (on terms approved by the Purchaser) to be incepted following the date of this Agreement and which may form part of a wider insurance policy for the benefit of the Group;
“Cyber Policy Premium” means the premium amount of up to US$210,000 payable by the Group in respect of the Cyber Policy;
“Danish Lease Agreement” means the lease contracts regarding Novasol A/S’ headquarters in Virum in Data Room folders VDR 3.6.1.5.38 and 3.6.1.5.39;
“Danske Bank Cash Pooling Arrangement” means the facilities and cash pooling arrangements operated by Danske Bank A/S on behalf of certain members of the Seller’s Group pursuant to the cash pool agreements signed by Danske Bank A/S on 21 November 2016;
“Data Protection Legislation” means any legislation in force from time to time which implements the European Community’s Directive 95/46/EC, the Privacy and Electronic Communications Directive (2002/58/EC), the Data Protection (Processing of Sensitive Personal Data) Order 2000, or the Privacy and Electronic Communications (EC Directive) Regulations 2003 (SI 2426/2003), each as amended or re-enacted, or which implements any other current or future legal act of the European Union or the United Kingdom concerning the protection and processing of personal data, as applicable;
“Data Room” means the electronic data room hosted by Intralinks (Intralinks identification number 4549555), containing documents and information relating to the Group made, as at 07.00 EST on 2 February 2018, an index of which is appended to the confirmation letter provided by Intralinks dated 2 February 2018 attached as Annex 1 and contained on the USB flash drive produced by Intralinks;
“Delivery Time” has the meaning given to it in paragraph 3.2.2 of Part 1 of Schedule 7;
“Designated Member State” means Spain, France, Sweden, Germany, Netherlands, Austria, Switzerland, Czech Republic, Poland and Croatia;
“Disclosure Letter” means the letter dated 15 February 2018 from the Relevant Sellers to the Purchaser;
“Draft Closing Statement” has the meaning given to it in Clause 7.1;
“Draft TSA Schedule” means the version of schedules 1 and 2 to the Transitional Services Agreement in their draft form on the date of this Agreement;
“Equity Commitment Letter” has the meaning given to it in Clause 16.3.5;
“Effective Time” means (i) immediately prior to Closing on the Closing Date if Closing takes place on the first day of a calendar month or (ii) if Closing takes place on a day that is not the first day of a calendar month: (a) 00.01 on the first day of the calendar month in which the Closing Date falls if the Closing Date is a date in April or July or (b) 23.59 on the last day of the calendar month immediately preceding the Closing Date if the Closing Date is a date in May or June;

“Employees” means the Relevant Employees, the Consent Employees and the employees of the Group Companies from time to time and “Employee” means any one of them;
“Employment Taxes” means all national insurance contributions, apprenticeship levy and sums payable to a Tax Authority under the PAYE system or a similar regime, and any amounts of a corresponding nature including any social security, social fund, or similar contributions;
“Encumbrance” means any claim, charge, mortgage, lien, option, equitable right, power of sale, pledge, hypothecation, usufruct, retention of title, right of pre-emption, right of first refusal or other third party rights or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing;
“Estimated Cash” means the Seller’s reasonable estimate, prepared in good faith, of the Group Companies’ Cash Balances, to be notified by the Seller to the Purchaser pursuant to Clause 6.4;
“Estimated Intra-Group Financing Payables” means the Seller’s reasonable estimate, prepared in good faith, of the Intra-Group Financing Payables, to be notified by the Seller to the Purchaser pursuant to Clause 6.4;
“Estimated Intra-Group Financing Receivables” means the Seller’s reasonable estimate, prepared in good faith, of the Intra-Group Financing Receivables, to be notified by the Seller to the Purchaser pursuant to Clause 6.4;
“Estimated Third Party Indebtedness” means the Seller’s reasonable estimate, prepared in good faith, of the Third Party Indebtedness, to be notified by the Seller to the Purchaser pursuant to Clause 6.4;
“Estimated Working Capital” means the Seller’s reasonable estimate, prepared in good faith, of the Working Capital, to be notified by the Seller to the Purchaser pursuant to Clause 6.4;
“Estimated Working Capital Adjustment” means the amount by which the Estimated Working Capital is greater than (or less negative than) the Target Working Capital (in which case it will be added to the Bid Amount for the purposes of Clause 6.3.1) or by which it is less than (or more negative than) the Target Working Capital (in which case it will be deducted from the Bid Amount for the purposes of Clause 6.3.1), to be notified by the Seller to the Purchaser pursuant to Clause 6.4;
“EU” means the European Union;
“Event” includes any transaction, circumstance, state of affairs, act, event, arrangement, provision or omission of whatever nature;
“Fairly Disclosed” means fairly disclosed pursuant to Clause 9.2 or the Disclosure Letter or (in respect of a Claim under Clause 9.3.1 only) the Completion Disclosure Letter, with sufficient detail to enable an informed and sophisticated purchaser, which has experience of buying and selling companies and businesses (including in the vacation rentals, leisure parks and related sectors) and which has taken professional advice to identify the nature and scope of the matter disclosed. Where reference is made to a document or a particular part of a document but the document or the particular part of a document has not been provided to the Purchaser (including in the Data Room or annexed to the Disclosure Letter), such reference and document or particular part of a document, shall not be deemed to have been fairly disclosed to the Purchaser;
“FCA” means the UK Financial Conduct Authority;

“FCA Handbook” means the FCA’s handbook of rules and guidance as amended form time to time;
“Final Payment Date” means 10 Business Days after the date on which the process described in paragraph 4 of Part 1 of Schedule 7 for the preparation of the Closing Statement is complete;
“Foreign Exchange Hedges” means the foreign currency hedging positions entered into by Wyndham Worldwide Corporation on behalf of JVH;
“FSMA” means the Financial Services and Markets Act 2000 (as amended);
“GDPR” means the General Data Protection Regulation 2016/679;
“German GAAP” means the generally accepted accounting principles as set out in the German Commercial Code (§317 Handelsgesetzbuch “HGB”) for companies in Germany;
“Governmental Entity” means any supra national, national, state, municipal or local government (including any subdivision, court, administrative, governmental, supervisory, regulatory, judicial, determinative or disciplinary agency, body, authority, board, department, tribunal or commission or other authority thereof) or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, including the European Union;
“Group” means the Group Companies taken as a whole;
“Group Companies” means the Companies and the Subsidiaries and “Group Company” means any one of them;
“Group Companies’ Cash Balances” means the aggregate amount of the Cash Balances held by or on behalf of the Group Companies as at the Effective Time, calculated in accordance with paragraphs 2 and 3 of Part 1 of Schedule 7 as set out in the Closing Statement including, for the avoidance of doubt, those items required to be included in accordance with paragraphs 2 and 3 of Part 1 of Schedule 7, but excluding any item included in calculating the Third Party Indebtedness and the Intra-Group Financing Receivables;
“Group Retirement Benefit Arrangements” has the meaning given to it in paragraph 7.6.1 of Schedule 8;
“Group Tax Arrangement” means any arrangements or procedures, where the Tax affairs of any Group Company can be voluntarily managed (wholly or partly) on a group basis or income, profits or gains can be reallocated or readjusted between group companies;
“High Estimated Ring-fenced Amount” means the USD equivalent as at the Effective Time of £23,100,000;
“Historic UK DB Plan” means the TUI UK pension scheme, a defined benefit pension scheme under which certain employees of the WVR UK Group may remain eligible for a deferred or pensioner member entitlements following the acquisition of Vacation Rental Group Holdings Limited from Thomson Travel Group (Holdings) Limited on 16 January 2001;

“Intellectual Property Rights” means trade marks, service marks, rights in trade names, business names, logos or get-up, patents, invention disclosure statements and invention certificates, all inventions, registered and unregistered design rights, copyrights (including in software), moral rights and the benefit of waivers of moral rights and consent not to enforce moral rights, database rights, know-how and trade secrets, rights in domain names and URLs and social media accounts or identifiers, rights to sue for passing off and in unfair competition, and all other similar rights in any part of the world whether registered or unregistered, statutory or common law, and including any applications to register any of the foregoing and the right to bring suit, pursue past, current and future violations, infringements, or misappropriations, and collections;
“Intra-Group Financing Payables” means all outstanding loans or other financing liabilities or obligations owed (and, for the avoidance of doubt, including amounts owed pursuant to any Group Tax Arrangement) by a Group Company to a member of the Seller’s Group (other than a Group Company) as at the Effective Time, and calculated in accordance with paragraphs 2 and 3 of Part 1 of Schedule 7 and as set out in the Closing Statement, including any dividends or distributions declared but unpaid as at the Effective Time, but excluding any item which is included in calculating the Group Companies’ Cash Balances, the Intra-Group Trading Payables or the Third Party Indebtedness (and for the avoidance of doubt, a net liability shall be expressed as a positive number);
“Intra-Group Financing Receivables” means all outstanding loans or other financing liabilities or obligations owed (and, for the avoidance of doubt, including amounts owed pursuant to any Group Tax Arrangement) by a member of the Seller’s Group (other than a Group Company) to a Group Company as at the Effective Time and calculated in accordance with paragraphs 2 and 3 of Part 1 of Schedule 7 and as set out in the Closing Statement, but excluding any item which is included in calculating the Group Companies’ Cash Balances, the Intra-Group Trading Receivables or the Third Party Indebtedness;
“Intra-Group Trading Payables” means all outstanding amounts owed by a Group Company to a member of the Seller’s Group (other than a Group Company) as at the Effective Time and calculated in accordance with paragraphs 2 and 3 of Part 1 of Schedule 7 and as set out in the Closing Statement, but excluding any item which is included in Intra-Group Financing Payables;
“Intra-Group Trading Receivables” means all outstanding amounts owed by a member of the Seller’s Group (other than a Group Company) to a Group Company as at the Effective Time and calculated in accordance with paragraphs 2 and 3 of Part 1 of Schedule 7 and as set out in the Closing Statement, but excluding any item which is included in Intra-Group Financing Receivables;
“IP Assignment Agreements” means the three deeds of assignment to be entered into between Wyndham Destination Network, LLC, and the relevant Companies in respect of certain data analytics software applications;
“ISDA” means International Swaps and Derivatives Association;
“Italian Withholding Liability” means any liability that arises in consequence of Novasol A/S and/or Wimdu GmbH having underpaid Tax to the Italian tax authority in respect of the obligation to withhold from amounts payable to homeowners of Italian properties, as disclosed against warranty 13.1.5 in the Disclosure Letter;

“JVH” means James Villa Holidays Limited, a private limited company incorporated in England and Wales under registered number 03643374, and having its registered office at 20/20 Business Park, St Leonards Road, Maidstone, Kent, ME16 0LS;
“JVH Group” has the meaning given to it in paragraph 7.1 of Schedule 12;
“Landal Group” means Vacation Rental B.V. and each Group Company which is a subsidiary of Vacation Rental B.V. (taken as a whole);
“Leakage” means any of the following:

(a)
the (A) declaration, making or payment of any dividend by any Group Company; (B) redemption or repurchase of shares or loan stock or return of capital (in each case together with any connected expenses) by any Group Company; (C) payment of any amount by any Group Company (including for the avoidance of doubt the payment of any Intra-Group Financing Receivables and Intra-Group Financing Payables other than specifically in accordance with this Agreement); (D) transfer of any asset by any Group Company; (E) forgiveness, release or waiver of any liability by any Group Company or (F) giving by any Group Company of any guarantee, surety, indemnity or Encumbrance, in the case of each of (A) to (F) (inclusive) only to or for the benefit of any member of the Seller’s Group (other than another Group Company);

(b)	the payment by any Group Company of any professional fees, costs or expenses incurred in connection with the sale of the Shares;

(c)
the payment by any Group Company of any transaction or retention or change of control bonuses or payments to employees in connection with the sale of the Shares or the Pre-Sale Re-organisation (including any payments in connection with the LTIP and any Employment Taxes due on the bonuses or payments);

(d)
payments of Tax or utilisation of tax assets, or other payments which reduce the amount payable by the Seller’s Group under a tax or other indemnity (or other price adjustment) based on liabilities at Closing (as opposed to the Effective Time) (or which would have reduced the amount payable assuming any contractual limitation to such indemnity is disregarded);

(e)
any agreement or binding arrangement to do any of the matters referred to in paragraphs (a) to (d) above, whether or not such amounts or liabilities are paid, payable or incurred before or after the Closing Date; and

(f)	any Tax chargeable or incurred by a Group Company as a consequence of, or in respect of, any of the matters referred to in paragraphs (a) to (e) (inclusive) above, in each case, other than Permitted Leakage;
“Local Transfer Document” has the meaning given to it in Clause 2.5.1;
“Long Stop Date” means 2 July 2018;
“Losses” means all losses, liabilities, damages, reasonably incurred costs (including reasonable legal costs and experts’ and consultants’ fees), charges, Taxes, reasonably incurred expenses, actions, proceedings, claims and demands;

“Low Estimated Ring-fenced Amount” means the USD equivalent as at the Effective Time of £16,200,000;
“LTIP” means the Wyndham Worldwide Group 2006 Equity and Incentive Plan (restated as of February 27, 2014;
“Migration Plan” means the plan detailing the agreed process and timing for the migration of operational responsibility for the Services from the Seller to the Purchaser and the Group, including a breakdown of the respective parties’ responsibilities in respect of such process, as agreed by the parties in accordance with Clause 5.7.10;
“Monarch Group” means Monarch Airlines Ltd., Monarch Holidays Ltd., First Aviation Ltd., Avro Ltd., Somewhere2stay Ltd., Monarch Travel Group Ltd. and any of their subsidiaries and parent undertakings;
“New Contract” has the meaning given in Clause 5.7.3;
“New Wyndham Home Exchange Agreement” means the agreement to be entered into on substantially the same terms as the Wyndham Home Exchange Agreement;
“Nominated Entity” has the meaning given to it in Clause 5.8.2;
“Notified UK Group Relief Amount” means the amount that the Seller notifies the Purchaser in writing not less than 15 Business Days prior to Closing as being the amount of available UK group relief that the relevant member of the Seller’s Group intends to surrender to the relevant Group Company pursuant to the provisions of Part 5 of the Corporation Tax Act 2010, as contemplated by paragraph 3.20.2 of Schedule 7.
“Notified UK Group Tax Arrangement Amount” means the amount that the Seller notifies the Purchaser in writing not less than 15 Business Days prior to Closing that will be apportioned to the Group Companies to set-off against any UK corporation tax liability of the relevant Group Company or Group Companies pursuant to the Group Tax Arrangement as contemplated by paragraph 3.20.2 of Schedule 7.
“Novasol Group” means Novasol A/S and each Group Company which is a subsidiary of Novasol A/S together with Vacation Rental SARL and Wyndham Worldwide (Switzerland) GmbH (taken as a whole);
“Novasol VAT Liability” means any liability that arises in consequence of, or in connection with, Novasol A/S underpaying or not accounting for VAT in a Designated Member State on its supplies of holiday homes located in a Designated Member State, in respect of any Event occurring on or before Closing;
“One-Off Costs” has the meaning given in Clause 5.7.3A;
“Outstanding Pre-Sale Re-Organisation Steps” means restructuring steps 10, 11, 19, 20, 21 and 30 set out in the Pre-Sale Re-Organisation Steps Plan together with any other steps set out in the Pre-Sale Re-Organisation Steps Plan that have not been completed by the date of this Agreement;
“Park Developer Loans” means loans up to the value of $250,000 each provided from time to time by Wyndham Vacation Rentals (UK) Ltd to the developers of parks for which Wyndham Vacation Rentals (UK) Ltd and its subsidiaries provide marketing and/or bookings services on an agency basis, and which are to be used for the purpose of acquiring additional units or carrying out improvements to such parks;
“Permitted Leakage” means any of the following:

(a)
payment of transaction costs, transaction or retention or change of control bonuses or payments to employees in connection with the sale of the Shares or the Pre-Sale Re-organisation (including any payments in connection with the LTIP), and any Employment Taxes due on the bonuses or payments to the extent that such transaction costs or payments are accrued for and reflected in the calculation of Third Party Indebtedness or Working Capital;

(b	any trading amounts incurred, paid or agreed to be paid in the ordinary course of the Group’s trading activities consistent with past practice, by any Group Company to any member of the Sellers Group;

(c)
any amounts or liability incurred or paid or agreed to be paid or payable in connection with any matter undertaken by or on behalf of any Group Company at the written request or with the written agreement of the Purchaser (provided it is expressly acknowledged by the Purchaser that such amount or liability will constitute Permitted Leakage); and

(d)	any item included as a liability in the Closing Statement,
provided that the settlement of any amount included in Intra-Group Financing Payables or Intra-Group Financing Receivables, or the lending of any amounts by a Group Company to the Seller Group, shall under no circumstances constitute Permitted Leakage;
“Pre-Closing Event” means any matter, cause or event occurring on or before Closing;
"Pre-Sale Re-Organisation" means consummation of the transactions as set out in the Pre-Sale Re-Organisation Steps Plan;
“Pre-Sale Re-Organisation Steps Plan” means the steps plan dated 8 February 2018 and prepared by Deloitte LLP in connection with certain restructuring steps relating to the Group Companies;
“Properties” means the Companies’ Properties, and “Property” means any one of them;
“Purchase Price” has the meaning set out in Clause 3.1;
“Purchaser Director” means a person who was at any time prior to Closing an officer or director of the Purchaser;
“Purchaser’s Group” means the Purchaser and its subsidiaries from time to time, including, after the Closing, the Group Companies;
“Purchaser’s Lawyers” means Latham & Watkins (London) LLP of 99 Bishopsgate, London EC2M 3XF;
“RCI Redundancy” means the enhanced redundancy payments offered to employees of RCI Europe as outlined in document 1.9.4.8.2 in the Data Room;
“Recurring Costs” means the annualised costs (including fixed rate charges, commission and cost across all users / volumes);

“Regulated Companies” means the ATOL Holders and the ABTA Members;
“Relevant Employees” means those shared services employees allocated to Group Companies and listed in paragraph 2 of Part A of Schedule 4; and “Relevant Employee” means any one of them;
“Relevant Governmental Entity” means (i) the European Commission, (ii) any Governmental Entity to whom the Transaction is referred to by the European Commission pursuant to Clause 4.1.1(b) and (iii) the FCA;
“Reporting Accountants” means an accounting firm of international repute as agreed by the Seller and the Purchaser or, if that firm is unable or unwilling to act in any matter referred to them under this Agreement, such other firm of accountants to be agreed by the Seller and the Purchaser within seven days of a notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the Institute of Chartered Accountants in England and Wales;
“Restrictive Covenant Claim” means any claim against the Seller or a Relevant Seller for a breach of Clause 12;
“Rewards Agreements” means the long-form agreements between members of the Seller’s Group and each of the Companies, to be entered into at Closing in respect of the operation and administration of the Wyndham rewards program by the Seller’s Group on behalf of the Company, which shall be consistent with the Agreed Terms set out in the term sheet for the rewards agreement;
“Ring-fenced Amount Notice” has the meaning given to it in Clause 7.6.1;
“Sanctions Laws” means any applicable export control, trade, or economic sanctions laws and regulations of the United States, the United Nations Security Council, the United Kingdom, the European Union (including any Member State thereof), or any other State in which a relevant Group Company operates;
“Sanctioned Person” means, at any time, (i) any person listed in any Sanctions Laws-related list of designated persons maintained the United States (including, without limitation, the Office of Foreign Assets Control’s List of “Specially Designated Nationals”), the United Nations Security Council, the United Kingdom (including the Consolidated List of Financial Sanctions Targets), or the European Union or any Member State thereof (including the Consolidated List of Persons, Groups and Entities Subject to EU Financial Sanctions), or any similar list maintained by a Sanctions authority in any other state in which a relevant Group Company operates; or (ii) any person 50 percent or more owned or controlled by any of the foregoing;
“Sanctioned Territory” means, at any time, a country or territory that is the target of Sanctions Laws (presently, Iran, Cuba, North Korea, Syria, and the Crimea Region of Ukraine);
“Seller’s Group” means Wyndham Worldwide Corporation and its subsidiaries from time to time (excluding (i) (for the purposes of the definitions of Intra-Group Financing Payables, Intra-Group Financing Receivables and Third Party Indebtedness and Clause 8.3.6) the Group Companies and (ii) after Closing, the Group Companies);
Seller’s Group Director” means a person who was at any time prior to Closing an officer or director of any member of the Seller’s Group;

“Seller’s Group Insurance Policies” means all insurance policies, other than Target Group Insurance Policies, maintained by the Seller or any member of the Seller’s Group in relation to the Group or under which, immediately prior to Closing, any Group Company is entitled to any benefit, and “Seller’s Group Insurance Policy” means any one of them;
“Seller’s Lawyers” means Kirkland & Ellis International LLP;
“Sellers’ Warranties” means the warranties given by the Seller and the Relevant Sellers pursuant to Clause 9.1 and Schedule 8 and “Sellers’ Warranty” means any one of them;
“Sellers’ Warranty Claim” means any claim against the Seller or a Relevant Seller for breach of the Sellers’ Warranties (excluding the Tax Warranties);
“Senior Employee” means any employee listed in Schedule 10;
“Separation” means the complete operational separation of the businesses of the Group Companies from that of the Seller’s Group (excluding the Group), including the migration of operational responsibility for the Services from the Seller to the Purchaser and/or the Group (as appropriate);
“Services” means the services to be provided or procured (as appropriate) by the Seller and the Purchaser under the Transitional Services Agreement;
“SevenVentures” means SevenVentures GmbH, a German limited liability company (Gesellschaft mit beschränkter Haftung) registered with the commercial register (Handelsregister) of the local court (Amtsgericht) of Munich under registration number HRB 177742;
“SevenVentures Exit Participation Agreement” means the exit participation agreement dated 21 January 2016 between SevenVentures GmbH and Wimdu GmbH;
“SevenVentures Rights” means:

(a)	SevenVentures’ right to 0.79% of sales proceeds pursuant to clauses 1, 2.1 (a) – (d) and (f), and 3.1 – 3.5 of the SevenVentures Exit Participation Agreement;

(b)	SevenVentures’ right to 0.79% of Wimdu dividends pursuant to clauses 1, 2.1 (e) and (f) and 3.6 of the SevenVentures Exit Participation Agreement; and

(c)	any further rights SevenVentures may have under the SevenVentures Exit Participation Agreement;
“Shared Contract” means any contract, licence or agreement (excluding any guarantee granted by the Seller (or another member of the Seller’s Group) under any contract, licence or agreement under which the Seller or a member of the Seller’s Group has guaranteed the performance of the obligations of any Group Company) entered into between: (i) the Seller, or any member of the Seller’s Group (other than the Group), and one or more third parties, that relates to, or under which the rights of the Seller or any member of the Seller’s Group (other than the Group) are exercised for the benefit of one or more Group Companies; and (ii) any agreements between the Seller’s Group (excluding the Group) and the Group, including those listed in the shared contract list in Agreed Terms;
“Share Seller” means, in relation to each of the Companies referred to in column (2) of Part 1 of Schedule 1, the company whose name is set out opposite that Company in column (1);

“Shares” means the shares in the capital of the Companies and any quotas specified in Part 1 of Schedule 1;
“Signing Protocol” means the signing protocol among the Relevant Sellers, the Purchaser and Landal GreenParks Holding B.V. dated 15 February 2018;
“Subsidiaries” means the companies listed in Part 2 of Schedule 2 together with any other subsidiaries of the Companies and “Subsidiary” means any one of them;
“Surviving Clauses” means Clauses 1, 13, 14 and 16.2 to 16.16 (inclusive) and “Surviving Clause” means any one of them;
“TARGET2” means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007;
“Target Group Insurance Policies” means all insurance policies held exclusively by and for the benefit of the Group Companies and “Target Group Insurance Policy” means any one of them;
“Target Working Capital” means the USD equivalent of the sum of negative €115,000,000 and negative £50,000,000, subject to paragraph 7.1.2 of Schedule 12, in each case translated at the Conversion Rate (as defined in Clause 1.14) as at the Effective Time;
“Taxation” or “Tax” means all forms of taxation (other than deferred tax) and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions and levies, in each case in the nature of tax, whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or otherwise imposed or collected by a Tax Authority (whether directly or primarily chargeable against a Group Company or another person, and all penalties and interest relating thereto);
“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;
“Tax Claim” means a claim against the Seller or a Relevant Seller in respect of a Tax Deed Claim or for breach of any of the Tax Warranties;
“Tax Deed Claim” means a claim by the Purchaser under clause 2 of the Tax Indemnity;
“Tax Indemnity” means the tax deed of covenant in the Agreed Terms to be entered into between the Share Sellers and the Purchaser at Closing;
“Tax Warranties” means the warranties contained in Paragraph 13 of Schedule 8;
“Term Sheets” means each of the term sheets for the Brand Licence Agreements and the Rewards Agreements in the Agreed Terms;
“Third Party Indebtedness” means the aggregate amount as at the Effective Time of all outstanding indebtedness owed by the Group Companies to any third party, calculated in accordance with paragraphs 2 and 3 of Part 1 of Schedule 7 and as set out in the Closing Statement including, for the avoidance of doubt, those items required to be included in Third Party Indebtedness pursuant to Schedule 7, also including the Agreed Fixed Deduction, (expressed as a positive number) less any indebtedness owed by any third party to any Group Company as calculated in accordance with paragraphs 2 and 3 of Part 1 of Schedule 7 and as set out in the Closing Statement (but excluding any item included in calculating Group Companies’ Cash Balances or the Intra-Group Financing Payables or Intra-Group Financing Receivables), and, for the purposes of this definition, third party shall exclude any member of the Seller’s Group (and for the avoidance of doubt, a net liability shall be expressed as a positive number);
“Title or Capacity Warranties” means the warranties set out in paragraphs 1.1.1 to 1.1.6 (inclusive) and paragraph 15 of Schedule 8 and “Title or Capacity Warranty” means any one of them;
“Transaction” has the meaning given to it in Clause 4.1.1;
“Transaction Documents” means this Agreement, the Disclosure Letter, the Equity Commitment Letter, the Signing Protocol, the Transitional Services Agreement, the Brand Licence Agreements, the Rewards Agreements and the Tax Indemnity and all documents entered into pursuant to this Agreement (including any Local Transfer Documents) and “Transaction Document” means any one of them;
“Transitional Services Agreement” means the agreement between the Seller and the Purchaser, in the Agreed Terms, to be entered into at Closing in respect of the provision of certain services by the Seller’s Group to the Group and by the Group to the Seller’s Group;
“Trapped Cash” means any Cash Balances that (a) cannot be, within two Business Days, freely and lawfully distributed or lent by a Group Company to the Purchaser (b) represent any withholdings, currency conversion costs, Taxes, expenses or charges (“Trapped Cash Expense”) that would be incurred on the repatriation if repatriated immediately to the Purchaser, and for the purpose of determining if such costs would arise, the relevant Group Company shall be treated as repatriating Cash Balances to the Purchaser, to the extent lawful, in a way that provides for the lowest amount of Trapped Cash Expense (which for the avoidance of doubt can involve money being transferred first to other members of the Purchaser’s Group if to do so would result in the lowest amount of Trapped Cash Expense) (provided that any withholdings, costs, Taxes, expenses or charges incurred in respect of such transfer are taken into account in the quantification of such amount), (c) is required to be held as collateral or escrowed funds as a result of Law or contract or otherwise, (d) form part of a Cash Solution under Schedule 12, or (e) is not available for free use by the Group Companies for any purpose and without restriction, provided in all cases Trapped Cash shall not include (i) cash held by the ATOL Holders pursuant to regulatory requirements to which they are or may be subject under their ATOL licences including, for the avoidance of doubt, all cash required to be held pursuant to Clause 6.4.5; (ii) cash required to be held by any Group Company in accordance with the terms of Clause 5.1.2(k) unless it otherwise qualifies as Trapped Cash pursuant to any of limbs (a) to (e) above; (iii) operating cash held in cash registers and vaults within parks within the Landal Group; (iv) cash in transit or due from credit card companies; or (v) the amounts held in escrow for the Seller of Dayz ApS in accordance with paragraph 3.11 of Schedule 7.
“TSA Manager” has the meaning given to it in Clause 5.7.5;
“TSA Pass-Through Period” has the meaning given in Clause 5.7.3(e)(ii);
“TSA Service Schedules” means Schedule 1 and Schedule 2 to the Transitional Services Agreement, when agreed;

“UK DB Plan” means the Hoseasons Pension Scheme (being the occupational pension scheme established by Wyndham Vacation Rentals (UK) Limited and now governed by a Definitive Trust Deed and Rules dated 14 May 2013);
“US GAAP” means the generally accepted accounting principles in the United States of America, including standards and interpretation issued or adopted by the Financial Accounting Standards Board;
“USD LIBOR” means the display rate per annum of the offered quotation for deposits in US dollars for a period of one month which appears on the appropriate page of the Reuters screen (or such other page as the parties may agree) at or about 11 a.m. London time on the date on which payment of the sum under this Agreement was due but not paid;
“VAT” means within the European Union such tax as may be levied in accordance with (but subject to derogations from) Council Directive 2006/112/EC and outside the European Union any other tax of a similar nature;
“VAT Claim” means a Tax Claim in respect of VAT;
“VDD Reports” means (i) the legal due diligence report dated 17 November 2017 prepared by Dechert LLP, Houthoff Coöperatief U.A. and Gorrissen Federspiel; (ii) volumes I (WVREU Group), II (UK Group) , III (Novasol Group) and IV (Landal Group) of the commercial, tax, financial and pensions due diligence report dated 24 November 2017 prepared by Deloitte LLP and (iii) the environmental due diligence report dated 26 October 2017 and associated soil investigation reports each prepared by Royal HaskoningDHV and contained in folder 2.16 of the Data Room;
“Veeve Loan Notes” means the unsecured fixed rate convertible loan notes constituted and issued by Unique Ventures Holdings Limited under a loan note instrument dated 17 November 2016 loan notes;
“Wimdu Accounts” means the audited accounts of Wimdu GmbH for the twelve month period ended on the Accounts Date;
“Wimdu Assignment Agreement” means the assignment agreement dated 17 January 2018 between Pointlux S.à r.l. and Wyndham Worldwide (Switzerland) GmbH in relation to the share purchase and transfer agreement dated 25 November 2016 between, amongst others, Pointlux S.à r.l. (as purchaser) and 9flats.com PTE Ltd (as seller) in respect of the acquisition of Wimdu GmbH;
“Wimdu Host Information Penalty” means the penalty for €250,000 issued by the German Tax Authority to Wimdu GmbH in respect of the provision of host information, as disclosed at paragraph 13.1.6 of the Disclosure Letter;
“Working Capital” means the aggregate amount of current assets less the aggregate amount of liabilities of the Group Companies as at the Effective Time, calculated in accordance with paragraphs 2 and 3 of Part 1 of Schedule 7 and as set out in the Closing Statement, but excluding any item included in calculating Group Companies’ Cash Balances, Intra-Group Financing Payables, Intra-Group Financing Receivables or Third Party Indebtedness;
“Working Capital Adjustment” means the amount by which the Working Capital exceeds (or is less negative than) the Target Working Capital (which amount shall be added to the Bid Amount for the purposes of Clause 3.1), or the amount by which the Working Capital is less than (or more negative than) the Target Working Capital (which amount shall be deducted from the Bid Amount for the purposes of Clause 3.1);
“WVR UK Group” means Hoseasons Holidays Limited and each Group Company which is a subsidiary of Hoseasons Holidays Limited together with Resort Proserve SA, Welcome Holidays Limited and Welcome Holidays GmbH (taken as a whole);
“Wyndham Home Exchange Agreement” means the agreement between The Hoseasons Group Ltd and RCI Europe (Points) Ltd relating to the administration of, and enrolments into the holiday exchange program run by RCI Europe (Points) Ltd and pursuant to which property owners represented by The Hoseasons Group Limited may exchange weeks at their property and benefit from access to such exchange programs;
“Wyndham Redundancy Benefit” means a payment due on termination of employment to which an individual claims he is (or if the individual is deemed to be) entitled, only as a result of the arrangements as described in the summary attached to the email from Emma Byford of Dechert LLP to Catherine Drinnan of the Purchaser’s Lawyers on 12 February 2018 at 20.13 GMT; and
“Wyndham Names and Marks” means the trade or service marks, trade or service names or logos, and domain names that include the names ‘WYNDHAM’, ‘RCI’ or derivatives thereof (including ‘WYN’).

1.2	Rights of the Seller
The Seller and the Relevant Sellers agree that where any right is given to the Seller under this Agreement, such right shall be exercisable exclusively by the Seller and any such exercise shall be binding on the Relevant Sellers.

1.3	Rights and Liabilities of the Relevant Sellers
Each Relevant Seller shall only have rights and liabilities (including in relation to payment) under or in relation to a breach of this Agreement or the Tax Indemnity:

1.3.1
to the extent that those rights and liabilities or the relevant breach relate to or affect the Shares (including the underlying business(es) of the relevant Company and its subsidiaries) it agrees to sell or otherwise arise in connection with the sale of those Shares to the Purchaser; and

1.3.2	on a several basis, and references to “Share Seller” shall be construed accordingly.

1.4	Shares
References to shares shall include, where relevant, quotas.

1.5	Singular, plural, gender
References to one gender include all genders and references to the singular include the plural and vice versa.

1.6	References to persons and companies
References to:

1.6.1	a person include any individual, company, partnership or unincorporated association (whether or not having separate legal personality); and

1.6.2	a company include any company, corporation or any body corporate, wherever incorporated.

1.7	References to subsidiaries and holding companies
A company is a “subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

1.7.1	holds a majority of the voting rights in it;

1.7.2	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body; or

1.7.3	is a member or shareholder of it and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it.

1.8	References to Purchaser’s knowledge
References to “the Purchaser is aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of any of Malik Vorderwuelbecke, Michael Rawcliffe, Bernard Vercruyssen, Louis Samson and Olle Lundqvist.

1.9	Schedules etc.
References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and Parts of the Schedules.

1.10	Reference to Agreement
References to this Agreement, or to a provision in this Agreement, shall be construed as a reference to this Agreement or that provision as amended, supplemented, modified, restated or novated from time to time in accordance with this Agreement.

1.11	Information
References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.12	Legal Terms
References to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.13	Non-limiting effect of words
The words “including”, “include”, “in particular” and words of similar effect shall not be deemed to limit the general effect of the words that precede them.

1.14	Currency Conversion
For the purposes of applying a reference to a monetary sum expressed in US dollars, an amount in a different currency shall be deemed to be an amount in US dollars translated at the Conversion Rate on the Relevant Date.
Any amount to be converted from one currency into another currency for the purposes of this Agreement shall be converted into an equivalent amount at the Conversion Rate prevailing at the Relevant Date. For the purposes of this Clause:
“Conversion Rate” means the spot closing mid-point rate for a transaction between the two currencies in question on the Business Day immediately preceding the Relevant Date as quoted by the Financial Times, London edition or, if no such rate is quoted on that date, on the preceding date on which such rates are quoted;
“Relevant Date” means, save as otherwise provided in this Agreement, the date on which a payment or an assessment is to be made, save that, for the following purposes, the date shall mean:

(a)	for the purposes of Clause 5.1, the date of the relevant transaction;

(b)	for the purposes of Clause 6.4, the date of the Seller’s notification to the Purchaser pursuant to Clause 6.4.1;

(c)	for the purposes of Clause 7 and Schedule 7, the Effective Time;

(d)	for the purposes of Clause 10, the date at which the relevant Seller’s Warranty is expressed to be true and accurate; and

(e)	for the purposes of the monetary amounts set out in Schedule 8, the date at which the relevant Seller’s Warranty is expressed to be true and accurate.

2	Sale and Purchase of the Group

2.1	Sale and Purchase of the Group
On and subject to the terms of this Agreement and the Local Transfer Documents:

2.1.1	the Relevant Sellers (each as to the Shares set out against its name in Schedule 1) shall sell; and

2.1.2	the Purchaser shall purchase,
the Shares.

2.2	Sale of the Shares

2.2.1
The Shares shall be sold with full title guarantee and free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after the Effective Time, but excluding the right to receive any dividends which were declared (but not made or paid) before the Effective Time).

2.2.2	The Relevant Sellers shall procure that on or prior to Closing any and all rights of pre-emption over the Shares are waived irrevocably by the persons entitled thereto.

2.2.3	The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the purchase of all Shares is completed simultaneously.

2.3	Provisions relating to the Properties

2.3.1	The provisions of Part 1B of Schedule 3 shall apply to the Companies’ Properties.

2.4	Relevant Employees and Consent Employees

2.4.1	The provisions of Part A of Schedule 4 shall apply in respect of the Relevant Employees and the provisions of Part B of Schedule 4 shall apply in respect of the Consent Employees.

2.5	Local Transfer Documents

2.5.1
On Closing, the Relevant Sellers and the Purchaser shall execute such agreements, transfers, conveyances and other documents, as may be required pursuant to the relevant local law and otherwise as may be agreed between the Seller and the Purchaser to implement the transfer of the Shares on Closing (the “Local Transfer Documents” and each, a “Local Transfer Document”). The parties do not intend this Agreement to transfer title to any of the Shares. Title shall be transferred by the applicable Local Transfer Document.

2.5.2
To the extent that the provisions of a Local Transfer Document are inconsistent with or (except to the extent they implement a transfer in accordance with this Agreement) additional to the provisions of this Agreement:

(a)	the provisions of this Agreement shall prevail; and

(b)
so far as permissible under the laws of the relevant jurisdiction, the Seller and the Purchaser shall procure that the provisions of the relevant Local Transfer Document are adjusted, to the extent necessary to give effect to the provisions of this Agreement.

2.5.3
If there is an adjustment to the consideration under Clause 7.3 of this Agreement which relates to a part of the Group which is the subject of a Local Transfer Document, then, if required to implement the adjustment and so far as permissible under the laws of the relevant jurisdiction, the Relevant Seller and the Purchaser shall enter into a supplemental agreement reflecting such adjustment and the allocation of such adjustment (which shall be in accordance with Schedule 5).

2.5.4
No Relevant Seller shall bring any claim against the Purchaser in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares in accordance with this Agreement. To the extent that a Relevant Seller does bring a claim in breach of this Clause, the Seller shall indemnify the Purchaser against all Losses which the Purchaser may suffer through or arising from the bringing of such a claim and the Relevant Seller shall indemnify the Seller against any payment which the Seller shall make to the Purchaser pursuant to this Clause.

2.5.5
The Purchaser shall not bring any claim against any Relevant Seller in respect of or based upon the Local Transfer Documents save to the extent necessary to implement any transfer of the Shares in accordance with this Agreement. To the extent that the Purchaser does bring a claim in breach of this Clause, the Purchaser shall indemnify the Relevant Seller against all Losses which the Relevant Seller may suffer through or arising from the bringing of such a claim.

3	Consideration

3.1	Amount

3.1.1
The aggregate consideration for the purchase of the Shares by the Purchaser from the Relevant Sellers under this Agreement and the Local Transfer Documents (the “Purchase Price”) shall be an amount in US dollars equal to:

(a)	the Bid Amount;
plus

(b)	the Group Companies’ Cash Balances and the Intra-Group Financing Receivables;
minus

(c)	the Third Party Indebtedness and the Intra-Group Financing Payables;
minus

(d)	provided the Seller Group has not retained the JVH Group pursuant to paragraph 7 of Schedule 12, an amount equal to:

(i)	90% of the Actual Ring-fenced Amount, if 90% of the Actual Ring-fenced Amount is less than or equal to the High Estimated Ring-fenced Amount; or

(ii)
the High Estimated Ring-fenced Amount plus 100% of the difference between the Actual Ring-fenced Amount and the High Estimated Ring-fenced Amount divided by 0.9, if 90% of the Actual Ring-fenced Amount is more than the High Estimated Ring-fenced Amount, provided that such amount may not exceed an amount equal to the Actual Ring-fenced Amount;
plus or minus

(e)	the Working Capital Adjustment.

3.2	Payment of Purchase Price
The Purchase Price shall be paid by the Purchaser to the Relevant Sellers by way of cash payments pursuant to Clauses 6.3, 7.3 and 7.6.

3.3	Allocation of Purchase Price
The Purchase Price shall be allocated in accordance with Schedule 5.

3.4	Leakage

3.4.1
The Relevant Sellers undertake to procure that no Leakage will occur between the Effective Time until Closing, provided that the Relevant Sellers shall have no liability to the Purchaser under this Clause 3.4 if Closing does not occur.

3.4.2	The Relevant Sellers shall severally indemnify the Purchaser on demand on a dollar for dollar basis for the total amount of any Leakage.

3.4.3
Any claim by the Purchaser pursuant to this Clause 3.4 must be made in writing to the Seller within 10 months following the Closing Date setting out the Purchaser’s calculation of the Leakage amount and the Relevant Sellers shall cease to be under any liability to the Purchaser under this Clause 3.4 in respect of all and any such claims not so notified to the Seller.

3.4.4	Notwithstanding any provision in this Agreement to the contrary, none of the limitations of liability contained in Clause 10 shall apply to any claim by the Purchaser pursuant to this Clause 3.4.

3.5	Treatment of Payments

3.5.1
If any payment is made by any Relevant Seller to the Purchaser (or vice versa) in respect of any claim for any breach of this Agreement or any Local Transfer Document or pursuant to an indemnity under any such agreement or the Tax Indemnity (or any agreement entered into under any such agreement or the Tax Indemnity) or in respect of any claim for Leakage pursuant to Clause 3.4, the payment shall be treated as an adjustment of the consideration paid by the Purchaser for the Shares to which the payment and/or claim relates under this Agreement and the consideration shall be deemed to be reduced (or increased, as the case may be) by the amount of such payment save that any such payment relating to the Shares in Novasol A/S and/or Wimdu GmbH shall instead be treated as an allocation to the other Shares, in accordance with the percentages set out in column (5) of Schedule 5 and in each case the consideration shall be deemed to have been reduced or increased (as the case may be) accordingly.

3.5.2	If:

(a)
the payment and/or claim relates to the Shares in more than one Company or the business undertaken by more than one Company and its subsidiaries, it shall be allocated in a manner which reflects the impact of the matter to which the payment and/or claim relates, failing which it shall be allocated rateably to the Shares in the Companies concerned by reference to the proportions in which the consideration is allocated in accordance with Schedule 5 save that any allocation to the Shares in Novasol A/S and/or Wimdu GmbH shall instead be treated as an allocation to the other Shares, in accordance with the percentages set out in column (5) of Schedule 5, and in each case the consideration shall be deemed to have been reduced (or increased, as the case may be) accordingly; or

(b)
the payment and/or claim relates to no particular Shares in any Company or business undertaken by a Company, it shall be allocated rateably to all the Shares by reference to the proportions in which the consideration is allocated in accordance with Schedule 5 save that any allocation to the Shares in Novasol A/S and/or Wimdu GmbH shall instead be treated as an allocation to the other Shares, in accordance with the percentages set out in column (5) of Schedule 5, and in each case the consideration shall be deemed to have been reduced (or increased, as the case may be) accordingly.

4	Conditions

4.1	Conditions Precedent
The sale and purchase of the Group is conditional upon satisfaction of the following conditions:
4.1.1
To the extent that the proposed acquisition of all or any of the Shares (the “Transaction”) either constitutes (or is deemed to constitute under Article 4(5)) a concentration falling within the scope of Council Regulation (EC) 139/2004 (as amended) (the “Regulation”) or is to be examined by the European Commission as a result of a decision under Article 22(3) of the Regulation:

(a)	the European Commission taking a decision (or being deemed to have taken a decision) under Article 6(1)(b) of the Regulation declaring the Transaction compatible with the internal market; or

(b)
the European Commission taking a decision (or being deemed to have taken a decision) to refer the whole or part of the Transaction to the competent authorities of one or more Member States under Articles 4(4) or 9(3) of the Regulation; and

(i)	each such authority taking a decision with equivalent effect to Clause 4.1.1(a) with respect to those parts of the Transaction referred to it; and

(ii)	the European Commission taking any of the decisions under Clause 4.1.1(a) with respect to any part of the Transaction retained by it.

4.1.2
the FCA having given notice in writing in accordance with section 189(4) or 189(7) of FSMA approving the Purchaser and any other person who would by virtue of the Transaction acquire control of Wyndham Vacation Rentals (UK) Ltd within the meaning of section 181 of FSMA as controller of Wyndham Vacation Rentals (UK) Ltd with such approval being in full force and effect, or, in the absence of such notice from the FCA, the FCA being treated in accordance with section 189(6) of FSMA as having approved the Purchaser and any other person acquiring control of Wyndham Vacation Rentals (UK) Ltd as such controller (the “FCA Approval”).

4.2	Responsibility for Satisfaction

4.2.1
The Purchaser shall use best endeavours to ensure the satisfaction of the conditions set out in Clauses 4.1.1 and 4.1.2 in each case as soon as possible and, in respect of the conditions set out in Clause 4.1.1 and 4.1.2, to submit all necessary filings or notifications (where applicable, in draft form) within two Business Days of signing of this Agreement.

4.2.2
Notwithstanding the generality of the foregoing, the Purchaser shall take in relation to the Group following Closing any and all actions necessary, proper or advisable to eliminate each and every impediment under any antitrust or competition law that is asserted by any Relevant Governmental Entity so as to enable the parties hereto to close the Transaction as soon as practicable including, without limitation, proposing, negotiating, offering to commit and agree with all Relevant Governmental Entities to effect (and if such offer is accepted, commit to effect), by agreement, order or otherwise the sale, divestiture, licence, or disposition of any necessary assets or businesses of the Group following Closing, in each case where reasonably necessary to ensure that the conditions in Clause 4.1.1 and 4.1.2 are satisfied as soon as practicable and in any event prior to the Long Stop Date.

4.2.3
Without prejudice to Clause 4.2.1, the parties agree that all requests and enquiries from any Relevant Governmental Entity which relate to the satisfaction of the conditions set out in Clauses 4.1.1 and 4.1.2 shall be dealt with by the Seller and the Purchaser promptly in consultation with each other and the Seller and the Purchaser shall co-operate with and provide all necessary information and assistance reasonably required by such Relevant Governmental Entity upon being requested to do so by the other. Except for communications which are immaterial or procedural in nature, the Purchaser shall (i) promptly provide the Seller with draft copies of all submissions and communications to any Relevant Governmental Entity in relation to obtaining any consent, approval or action at such time as will allow the Seller a reasonable opportunity to provide comments on such submissions and communications before they are submitted or sent, (ii) take into account the Seller’s reasonable comments in relation to the form and content of such submissions and communications, and (iii) provide the Seller with copies of all such submissions and communications promptly and in the same form finally submitted or sent (save that in such case the Purchaser may redact business secrets and other commercially-sensitive information, or otherwise provide copies on an outside counsel-to-outside counsel, confidential basis), and (iv) where requested by the Seller and where permitted by the Relevant Governmental Entity, allow persons nominated by the Seller to attend all meetings and calls with the Relevant Governmental Entity and to make oral submissions at such meetings and calls.

4.2.4
The party responsible for satisfaction of each condition as set out in Clause 4.2 shall give notice to the other party of the satisfaction of the relevant condition within two Business Days of becoming aware of the same.

4.3	Non-Satisfaction/Waiver

4.3.1
If the conditions in Clause 4.1 are not satisfied by 5pm (London time) on the Long Stop Date the Purchaser or the Seller may, in its sole discretion, terminate this Agreement and no party shall have any claim against any other under it, save for any claim accrued prior to that date.

5	Pre-Closing

5.1	The Relevant Sellers’ Obligations in Relation to the Conduct of Business

5.1.1
Each of the Relevant Sellers undertakes to procure that between the date of this Agreement and Closing the relevant Group Companies shall (i) carry on the business of the Group as a going concern in the ordinary and usual course as carried on prior to the date of this Agreement and in compliance with Applicable Laws, (ii) commence the process of undertaking the Additional Actions as soon as reasonably practicable after the date of this Agreement and use commercially reasonable efforts to complete such actions prior to Closing and, in relation to the matter set out at limb (a) of the definition of Additional Actions, best efforts to complete such action by 25 May 2018, and (iii) use commercially reasonable efforts to continue to spend at least 100% (on either a monthly or annual basis) of the amount of capital expenditure, and in line with the timelines, set out in the Capital Expenditure Plan on a basis substantially consistent with past practice, save any act, filing or expense (a) required in order to implement the Pre-Sale Re-Organisation Steps Plan or (b) with the prior written consent of the Purchaser.

5.1.2
Without prejudice to the generality of Clause 5.1.1 and subject to Clause 5.2, each of the Relevant Sellers undertakes to procure that, between the date of this Agreement and Closing the Group Companies shall not, except as may be required to comply with the Transaction Documents (including, without limitation, Clause 5.7 of this Agreement), without the prior written consent of the Purchaser:

(a)	except as set out in the Capital Expenditure Plan, enter into any agreement or incur any commitment involving any capital expenditure in excess of US$250,000 in aggregate, exclusive of VAT;

(b)
enter into or amend in any material respect any agreement, or incur any commitment which is not capable of being terminated without compensation at any time with twelve months’ notice or less, and which involves or may involve total annual expenditure in excess of US$250,000, exclusive of VAT, other than any extension or renewal of an existing agreement in the ordinary course of business (and on substantially similar terms);

(c)	acquire, or agree to acquire, any material asset, involving consideration, expenditure or liabilities in excess of US$250,000, exclusive of VAT other than in the ordinary and usual course of business;

(d)	dispose of, or agree to dispose of, any individual asset with a book value or market value above US$250,000 other than in the ordinary and usual course of business;

(e)	acquire or agree to acquire any share or shares in any publicly traded company;

(f)	acquire or agree to acquire any share, shares or other interest in any company, partnership or other venture for consideration (in cash or in kind) in excess of US$250,000;

(g)	incur any additional borrowings or incur any other indebtedness in the nature of borrowings in each case in excess of US$250,000 other than in the ordinary and usual course of business;

(h)	give any guarantee, indemnity, surety or security in excess of US$100,000 otherwise than in the ordinary and usual course of business;

(i)	amend the constitutional documents of the Companies (except where required by Applicable Law);

(j)	create, allot or issue, or grant an option to subscribe for, any share capital of any Group Company other than in accordance with the contribution plan set out in the Data Room at document 6.16;

(k)
make or pay any distribution, dividend or repay, redeem or repurchase any share capital of any Group Company that would result in the Group not having Cash Balances equal to at least US$20,000,000 (in aggregate) plus the amounts required to be held pursuant to Clause 6.4.5 and Schedule 12 at Closing;

(l)
make any loan (other than the granting of any trade credit in the ordinary and usual course of business, the Park Developer Loans or the Boat Operator Advances) to any person (other than another Group Company) other than advances made pursuant to agreements entered into before the date of this Agreement and Fairly Disclosed at the date of this Agreement;

(m)
institute or settle any claim, legal action, proceeding, suit, litigation, prosecution, investigation, enquiry, mediation or arbitration (except for debt collection in the ordinary and usual course of business) which is material to the business of the Group other than those claims detailed in document 3.13.1.1.10 of the Data Room. For the purpose of this paragraph (m), material means proceedings which (if successful) are likely to result in a cost, benefit or value to the Group of US$250,000 or more;

(n)	in relation to any Property other than in the ordinary and usual course of business:

(i)	terminate or serve any notice to terminate, surrender or accept any surrender of or waive the terms of any lease, tenancy or licence which is material in the context of the relevant Group Company;

(ii)	enter into or vary any agreement, lease, tenancy, licence or other commitment which is material in the context of the relevant Group Company;

(iii)
sell, convey, transfer, assign or charge any Property or grant any rights or easements over any Property or enter into any covenants or other Encumbrance affecting any Property or agree to do any of the foregoing which is material in the context of the relevant Group Company;

(o)	save as required by law:

(i)
make any material amendment to the terms and conditions of employment (including remuneration, pension entitlements and other benefits) (i) of any Senior Employee (other than minor increases in the ordinary and usual course of business) or (ii) of an Employee or group of Employees where that particular amendment would result in an incremental increase in annual costs to the Group or in costs on termination of USD$140,000 or more, other than salary increases in the ordinary and usual course of business, in accordance with the Group’s policies and consistent with past practice;

(ii)	provide or agree to provide any material gratuitous payment or material gratuitous benefit to any Employee save as Fairly Disclosed at the date of this Agreement;

(iii)	dismiss any Senior Employee (other than where such Senior Employee has been determined by the relevant member of the Seller’s Group to be in breach of the Seller’s Group’s generally applied “Business Principles” or other terms set out in any employee handbook or manual); or

(iv)	engage, appoint or assign (whether by internal transfer or otherwise) any individual who, following such engagement, appointment or assignment, would be a Senior Employee; or

(v)
save as Fairly Disclosed at the date of this Agreement, grant or accelerate any awards and options under any share incentive, share option, profit sharing, bonus or other incentive arrangements other than in accordance with the normal practice of the Seller’s Group and other than the acceleration of the awards under LTIP to the extent they relate to the Group, details of which have been notified to the Purchaser;

(vi)
make any representation on behalf of the Purchaser that would legally bind the Purchaser or a Group Company post-Closing to employees, customers or suppliers of the Group in relation to the Transaction or its consequences other than in accordance with the Signing Protocol or consistent with the messaging and communication principles which may be agreed between the Purchaser and Relevant Sellers;

(p)	discontinue or amend any Benefit Plan to any material extent or commence to wind them up or terminate them or cause them to cease to admit new members;

(q)	enter into any binding agreement with the trustees of the UK DB Plan that involves any post-Closing commitment on behalf of a Group Company;

(r)	amend, terminate or give any waiver or consent under the Wimdu Assignment Agreement;

(s)	change its residence for Tax purposes or create a permanent establishment in any jurisdiction outside its jurisdiction of incorporation;

(t)
other than as required by law, make any amendment to a Tax return or make, amend or withdraw any election or claim for Tax purposes to the extent that to do so would be inconsistent with previous practice of a Group Company and is likely to have a material adverse effect on any Group Company; and

(u)
other than as required by law, enter into any closing agreement, settle any Tax claim or assessment (including making any payment pursuant to a Tax audit, examination, litigation proceeding or controversy), consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment, consent to any re-assessment or examination or proposal by any Tax Authority, or seek any ruling, clearance or confirmation from any Tax Authority, in all cases to the extent that to do so would be inconsistent with previous practice of the Group Company and is likely to have a material adverse effect on any Group Company.

5.2	Exceptions to Relevant Sellers’ Obligations in Relation to the Conduct of Business
Clause 5.1 and Clause 8.1.1 shall not operate so as to prevent or restrict:

5.2.1
any matter reasonably undertaken by any member of the Group in an emergency or disaster situation with the intention of minimising any adverse effect of such situation in relation to the Group or the Seller’s Group;

5.2.2	any act, filing or expense required to implement, or otherwise expressly contemplated by, the Pre-Sale Re-Organisation Steps Plan

5.2.3
any act reasonably required to effect the transfer of the members of the JVH Group to a member of the Seller’s Group (other than the Group) prior to Closing as contemplated by paragraph 7.1 of Schedule 12 (including, for the avoidance of doubt, the transfer of any securities of a member of the JVH Group to another member of the Seller’s Group (other than a Group Company), the transfer of any asset or liability exclusively related to the business of the JVH Group) including reasonably necessary amendments to the relevant IP Assignment Agreement in order to remove the data analytics solutions (and consideration therefore) relating specifically to the JVH Group from the scope of the relevant IP Assignment provided that the Purchaser shall be consulted on such act prior to it being effected and provided that reasonable account is taken of the Purchaser’s views in connection therewith;

5.2.4	subject always to the covenants in Clause 5.7, any act required to implement changes to the list of Shared Contracts in accordance with the document 6.27 in the Data Room;

5.2.5
subject always to the covenants in Clause 5.7, any act required to: (i) novate the contracts listed in document 6.10 of the Data Room to the Group prior to Closing; and (ii) make notifications in relation to the contracts listed in document 6.15 of the Data Room for the purpose of obtaining consent to the Transaction prior to Closing;

5.2.6	any act required in accordance with Schedule 12;

5.2.7	any item or matter specifically provided for in, or otherwise contemplated by, the Capital Expenditure Plan; or

5.2.8
any act required to implement changes to the Barclays Cash Pooling Arrangements or Danske Bank Cash Pooling Arrangement as set out in the email from Annette Baillie of the Seller’s Lawyers to Tom Evans and Douglas Abernethy of the Purchaser’s Lawyers at 20.19 on 5 February 2018, provided that the terms of any new arrangements shall be on substantially the same terms (including as regards costs to the Group) as the existing Barclays Cash Pooling Arrangements and Danske Bank Cash Pooling Arrangement, respectively, and provided that this is without prejudice to the provisions of Schedule 12, provided, in each case, that the Seller shall notify the Purchaser as soon as reasonably practicable of any action taken or proposed to be taken as described in this Clause 5.2 and shall provide to the Purchaser all such information as the Purchaser may reasonably request.

5.3	The Seller’s and the Relevant Seller’s obligations in relation to insurance
Without prejudice to the generality of Clause 5.1.1, between the date of this Agreement and Closing:

5.3.1	each of the Seller and the Relevant Sellers shall or shall procure that the relevant members of the Seller’s Group shall:

(a)	maintain in force all Target Group Insurance Policies in all material respects on the same terms and similar level of cover prevailing at the date of this Agreement for the benefit of Group Companies;

(b)
notify to the insurers of the Target Group Insurance Policies all insurance claims in relation to the Group Companies of which Michael Dougherty, Senior Director, Risk Management, Wyndham Worldwide Corporation becomes aware (a) promptly and (b) in accordance with the requirements of the relevant insurance policy,

5.3.2
each of the Seller and the Relevant Sellers shall not and/or shall procure that the relevant members of the Seller’s Group shall not, without the prior written consent of the Purchaser, such consent not to be unreasonably withheld or delayed, settle any claim made under any Target Group Insurance Policy materially below the amount claimed.

5.4	Cooperation of Target Group Companies regarding financing
Provided that such co-operation does not materially and adversely affect the business of any Group Company, and provided further that nothing in this Clause 5.4 will require any Group Company to incur any liability prior to Closing or to take any action which may prejudice the Relevant Sellers' rights or position under this Agreement or which may adversely affect any of the Relevant Sellers, the Seller and the Relevant Sellers shall, and shall cause each of the Group Companies (and such senior employees and management of the Group as the Purchaser may reasonably request, including those responsible for controlling treasury, legal and compliance functions) to provide such cooperation (including with respect to timeliness) between date hereof and Closing as is reasonably necessary in connection with the Purchaser’s financing arrangements to be entered into in connection with the transactions contemplated in this Agreement and/or otherwise for the ongoing financing requirements of the Group (the "Financing"), as may be reasonably requested by or on behalf of the Purchaser upon reasonable notice and at such times and locations as the Purchaser may reasonably advise, including in particular (but without limitation):

5.4.1
participation of senior executives of the Group Companies in a reasonable number of meetings, drafting sessions, due diligence and verification sessions, presentations to and sessions with the Financing sources and prospective lenders and investors (and their respective representatives and advisors) and sessions with rating agencies;

5.4.2
providing such information regarding the Sellers or any member of the Seller’s Group (including any Group Company) that is reasonably requested by the Purchaser or the Financing sources, including information required by bank regulatory authorities, by the Financing sources or by any prospective lenders and investors in relation to applicable “know your customer” and anti-money laundering rules and regulations;

5.4.3
assisting the Purchaser in the preparation and finalisation of facilities agreements, indentures, purchase agreements and other financing documents, information packs and similar documents, removal of any Encumbrances and facilitating the pledging of collateral at Closing, in each case in connection with the Financing;

5.4.4	taking the relevant resolutions authorising the entering into of any documentation relating to the Financing, but only with effect from Closing;
The Purchaser shall, upon request of the Seller, reimburse the relevant member of the Seller’s Group for any and all costs incurred by such member of the Seller’s Group in connection with the co-operation as set out in this Clause 5.4.

5.5	Other Relevant Sellers’ Obligations Prior to Closing
Without prejudice to the generality of Clause 5.1.1, prior to Closing the Relevant Sellers shall, and shall procure that the relevant Group Companies shall:

5.5.1
to the extent permitted by applicable anti-trust laws, allow the Purchaser and its respective agents, upon reasonable notice, reasonable access to each Group Company’s management team and to any personnel of the Seller Group who perform finance related functions in relation to the Group, and to take copies of, the books, records and documents of or relating in whole or in part to the Group, provided that the obligations of the Relevant Sellers under this Clause shall not extend to allowing access to information which is (i) reasonably regarded as confidential to the activities of the Seller and the Relevant Sellers otherwise than in relation to the Group; (ii) commercially sensitive information of the Seller’s Group (other than the Group); or (iii) commercially sensitive information of the Group if such information cannot be shared with the Purchaser prior to Closing in compliance with Applicable Laws;

5.5.2	enter into each of the IP Assignment Agreements;

5.5.3	implement each of the Outstanding Pre-Sale Re-Organisation Steps;

5.5.4	deliver notice in writing of the Transaction (including all such information as is reasonably required by the relevant organisation) to:

(a)	the Civil Aviation Authority at least 10 Business Days in advance of the Closing Date, such notice to be served by email to renewals.atol@caa.co.uk and to specify:

(i)	that the Purchaser will acquire the entire issued share capital of the relevant Group Companies and will therefore gain significant influence over the ATOL Holders;

(i)
any changes to be made to the financial arrangements (including revolving credit facilities, overdrafts, guarantees, bonds, loans or the granting of any security interest) of the ATOL Holders provided that the Purchaser shall provide the Relevant Sellers with such information and documentation reasonably requested to enable them to do so;

(ii)	any changes to the officers or senior management of the ATOL Holders taking effect at the Closing Date;

(iii)	any changes to the ATOL Holders’ bank mandates taking effect at the Closing Date;

(iv)	any changes to the registered or trading names of the ATOL Holders taking effect at the Closing Date; and

(v)	any changes to the ATOL Holders’ bank and (if different) credit card facilities provider taking effect at the Closing Date;

(b)
ABTA Limited at least 28 days in advance of the Closing Date, such notice to be served by email to membership@abta.co.uk and to specify the Relevant Seller’s intention to effect a change of the beneficial owners of each of the ABTA Members;

5.5.5
provide such assistance, co-operation and information as the Purchaser may reasonably request in relation to the matters set out in Clause 5.6.2, including by allowing the Purchaser and its respective agents, upon reasonable notice, reasonable access to each Group Company’s management team, and to take copies of, the books, records and documents of or relating in whole or in part to the Group, provided that the obligations of the Relevant Sellers under this Clause shall not extend to allowing access to information which is (i) reasonably regarded as confidential to the activities of the Seller and the Relevant Sellers otherwise than in relation to the Group; (ii) commercially sensitive information of the Seller’s Group (other than the Group); or (iii) commercially sensitive information of the Group if such information cannot be shared with the Purchaser prior to Closing in compliance with Applicable Laws;

5.5.6
provide such reasonable assistance and co-operation as the Purchaser may request in relation to seeking to obtain change of control consents from the third party counterparties to the commercial contracts to which the Group Companies are party;

5.5.7
prior to Closing, seek to obtain the consent of Danske Leasing A/S to the Transaction pursuant to the Danish Lease Agreement and the Seller agrees to indemnify and keep indemnified the Purchaser and each member of the Purchaser’s Group (on an after-Tax basis) on demand against any penalties or other Losses suffered or incurred by any member of the Purchaser’s Group arising out of or in connection with (i) the seeking or obtaining of consent of Danske Leasing A/S to the Transaction pursuant to the Danish Lease Agreement or (ii) the termination of the Danish Lease Agreement as a result of the Transaction, including relocation costs; and

5.5.8
without the prior written consent of the Purchaser, not make, and shall ensure that no person makes, prior to Closing any change for U.S. federal income tax purposes, to the tax year of any Group Company that is an Election Consent Company (as defined in the Tax Indemnity).

5.6	Purchaser’s Obligations Prior to Closing

5.6.1
The Purchaser shall use reasonable endeavours to provide, or procure the provision of, such information and assistance as the Relevant Sellers and the relevant Group Companies may reasonably request for the purpose of satisfying the obligations set out in Clause 5.5.4 as soon as possible and in any event no later than the relevant deadlines specified in Clause 5.5.4.

5.6.2
The Purchaser shall use reasonable endeavours to cooperate with the Seller to procure that the Regulated Companies reach written agreement with the Authorities of the terms applicable to their continued membership, licence, or authorisation (as applicable) under the Authorities’ respective regulatory regimes as soon as reasonably practicable following the date of this Agreement and to minimise the amount of any liquidity restrictions under the terms agreed between the ATOL Holders and the Civil Aviation Authority, provided that, in connection therewith:

(a)	no member of the Purchaser’s Group shall be required to make any changes to its capital structure;

(b)
no member of the Purchaser’s Group shall be obliged to provide any parent company guarantee other than a guarantee from another Group Company which is permitted under the Purchaser’s Group’s financing arrangements; or

(c)	no Regulated Company shall be obliged to agree to any dividend restrictions other than as may be customarily required by the Authorities in broadly similar circumstances.

5.7	Pre-Closing Obligations in relation to Separation and Transition

5.7.1	The Seller shall, and shall procure that the Seller’s Group shall, prior to Closing use commercially reasonable efforts to:

(a)
complete such aspects of the Separation as can reasonably be completed prior to Closing, including the transition of the dependency of the RCI entities within the Seller’s Group (excluding any Group Companies) on the SSIO voice and call centre infrastructure to a replacement system; and

(b)	negotiate in good faith, agree and execute the terms of the New Wyndham Home Exchange Agreement.

5.7.2
The Purchaser shall, at its own cost, use commercially reasonable endeavours promptly to provide (or procure the prompt provision by the Group Companies of) all such cooperation and assistance as may reasonably be requested by the Seller or any member of the Seller’s Group from time to time to comply with its obligations under this Clause 5.7.

5.7.3
In respect of any Shared Contract where the Purchaser agrees that the proposed Separation action is the entering into of a new contract between the relevant third party and the relevant Group Company prior to Closing (“New Contract”), the Seller shall, or shall procure that a member of the Seller’s Group shall:

(a)	use reasonable endeavours promptly to commence negotiations with the relevant third party with a view to agreeing terms of such New Contract prior to Closing;

(b)
use reasonable endeavours to negotiate market terms (including pricing), in respect of each New Contract which, when taken as a whole, are no less favourable than the terms under the relevant Shared Contract at the date of this Agreement;

(c)
keep the Purchaser reasonably updated in respect of the progress of such negotiations and, to the extent reasonably practicable, involve the Purchaser in those negotiations at the Purchaser’s request with a view to agreeing terms of New Contracts that are commercially acceptable to the Purchaser;

(d)
notify the Purchaser as soon as reasonably practicable of any material adverse change to the terms of such New Contract (which includes an increase in the charges payable above the charges currently payable under such Shared Contract);

(e)
to the extent that such New Contracts are not executed prior to Closing, despite such reasonable endeavours referred to in (a) and (b) above the Seller shall, or shall procure that a member of the Seller’s Group shall:

(i)
continue to use reasonable endeavours for the TSA Pass-Through Period (as defined below) following Closing with a view to agreeing such New Contracts promptly following Closing in accordance with this Clause 5.7.3; and

(ii)
provide the benefit of the relevant Shared Contracts to the Purchaser and/or the Group on a pass-through basis under the Transitional Services Agreement until: (a) the New Contract is executed; or (b) the expiry of the applicable Service Period (as such term is defined in the Transitional Services Agreement) for such Service as specified in the TSA Service Schedules (or to the extent not specified in the TSA Service Schedules, the Service Period for which the pass-through benefit of such Shared Contract shall be received by the Purchaser and/or the Group shall be that set out in the TSA Services Schedule for Services similar or equivalent to those provided under the Shared Contract), such period being no shorter than six months, whichever is the sooner (such period being the “TSA Pass-Through Period”);

(f)
if the Recurring Costs (based on the user numbers and/ or volume level and other non-price factors (where relevant) applicable to the Group during the 12 months prior to the date of this Agreement) proposed by such third party under a potential New Contract exceed 110% of the Recurring Cost paid or payable by the Group under the relevant Shared Contract for the 12 months ended on the date of this Agreement (each such New Contract being a “110% Agreement”), the Purchaser may, on prompt written notice to the Seller, reject such 110% Agreement in its sole discretion;

(g)
in the event that the Recurring Costs (based on the user numbers and/ or volume level and other non-price factors (where relevant) applicable to the Group during the 12 months prior to the date of this Agreement) proposed by such third party under a New Contract exceed the Recurring Cost paid or payable by the Group for the 12 months ended on the date of this Agreement, the Seller shall indemnify and keep indemnified on demand the Purchaser for such excess Recurring Costs, multiplied by 11, provided that the Purchaser shall be responsible for the first £500,000 of such excess Recurring Costs (in aggregate across all New Contracts) payable pursuant to this Clause 5.7.3(g); and

(h)
if the Purchaser rejects a 110% Agreement pursuant to Clause 5.7.3(f) or any New Contract cannot be executed by the end of the TSA Pass-Through Period pursuant to Clause 5.7.3(e)(ii), the Seller shall be responsible (at its own cost) for seeking alternative replacement arrangements on terms substantially similar to the relevant Shared Contract and Clauses 5.7.3(b) to (g) shall apply to such alternative replacement arrangement as if it were a New Contract.

5.7.3A    All costs which are not Recurring Costs (“One-Off Costs”) under or in relation to a New     Contract (including alternative replacement arrangements under Clause 5.7.3(h) above) and     that are incurred by the Purchaser or the Group as a result of the need to enter into a New     Contract (or alternative replacement arrangements under Clause 5.7.3(h)) as a result of the     Transaction, shall be paid by the Seller on demand.

5.7.4
The parties acknowledge and agree that as at the date of this Agreement, the Draft TSA Schedules are in draft form and are subject to ongoing Separation discussions and activities. The Purchaser and the Seller shall, or shall procure that the Purchaser’s Group or Seller’s Group (respectively), use all commercially reasonable efforts to complete and agree the TSA Service Schedules prior to Closing.

5.7.5
Each party shall designate a representative within five (5) Business Days of this Agreement (each, a “TSA Manager”) to act as its primary point of contact for the co-ordination and the provision or receipt of the Services under the Transitional Services Agreement and the preparation and finalisation of the TSA Service Schedules and the Draft Migration Plan in accordance with Clause 5.7.10.

5.7.6
Each party (“Party 1”) shall, or shall procure that its Affiliates (being, in the case of the Purchaser, the Purchaser’s Group and, in the case of the Seller, the Seller’s Group) shall, use their reasonable endeavours at their own cost (provided that such cost shall be recoverable against Party 2 (as defined below) under the Transitional Services Agreement, subject to the limitations therein and in this Clause 5.7) to obtain and maintain (in each case, to the extent not already obtained) such consents, licences, permits, approvals or any agreements of third party providers as are required for the purposes of providing the Services to the other party (“Party 2”) under the Transitional Services Agreement (the “Third Party Consents”). In no event shall Party 1 have the right to incur any cost in connection with obtaining Third Party Consents, or which are otherwise payable to third parties in order for Party 1 to provide services under the Transitional Service Agreement (“Third Party Costs”), which in total exceed £50,000 above such costs as are set out in the Draft TSA Schedule as at the date of this Agreement on Party 2’s behalf, without Party 2’s prior written consent (not to be unreasonably withheld or delayed) and Party 2’s consent (not to be unreasonably withheld or delayed) shall also be sought prior to every £50,000 being incurred in respect of Third Party Costs thereafter.

5.7.7
Any Third Party Costs in relation to the Seller Services under the Transitional Services Agreement, including the cost of any replacement arrangement under Clause 5.7.9(b) below, (taken in aggregate of all such Third Party Costs or alternative arrangements paid or agreed prior to Closing and under the Transitional Services Agreement) in excess of £1,600,000 (the “Third Party Cost Cap”) will be borne by the Seller, provided that the Third Party Cost Cap shall not include the first £500,000 of Recurring Costs (in aggregate across all New Contracts) which shall be borne by the Purchaser pursuant to Clause 5.7.3(g). The Third Party Cost Cap will be increased in the event that any Service is extended, by the amount of the Charges payable for that Seller Service for the extended period, calculated in accordance with the amounts documented in the Draft TSA Schedule.

5.7.8
Party 2 or the Seller (as applicable) shall, at its own cost, use reasonable endeavours to provide promptly all such cooperation and assistance in obtaining and maintaining the Third Party Consents as Party 1 or the Seller (as applicable) may reasonably request from time to time.

5.7.9
Where a Third Party Consent: (i) is not obtained by Party 1 within forty-five (45) Business Days following the date of this Agreement; or (iii) is withdrawn, terminated or expires prior to Closing, as applicable, through no fault, act or omission of Party 1 or any member of its Group, Party 1 or the Seller (as applicable) shall:

(a)	as soon as possible notify Party 2 of the same; and

(b)
work with Party 2 in good faith for twenty (20) Business Days from the date Party 2 is notified in accordance with Clause 5.7.9(a) to seek to implement alternative means of continuing the provision of (1) the affected services(s) to be provided under the Transitional Services Agreement or (2) the relevant benefit to the Group.

5.7.10
In respect of those Separation matters that it is anticipated cannot or may not be completed by Closing despite the commercially reasonable efforts of the parties used in accordance with Clauses 5.7.1 and 5.7.2, each party shall, or shall procure that its Affiliates (being, in the case of the Purchaser, the Purchaser’s Group and, in the case of the Seller, the Seller’s Group) shall, within twenty (20) Business Days of the date of this Agreement, provide to the other party a draft Migration Plan (the “Draft Migration Plan”). The parties shall, within ten (10) Business Days of the relevant Draft Migration Plan having been provided to the Seller or the Purchaser (as appropriate), meet (either by telephone or in person) to discuss and seek to agree the contents of the relevant Draft Migration Plan within a further twenty (20) Business Days. The parties shall use their commercially reasonable endeavours to finalise the Draft Migration Plan by Closing. The parties agree and acknowledge that the Migration Charges shall be the reasonable third party and staff costs that will be incurred by the Seller, or a member of the Seller’s Group, in providing or procuring the Migration (as defined in the Transitional Services Agreement) assistance requested by the Purchaser under the Migration Plan. For the avoidance of doubt, any Migration Charges (as defined in the Transitional Services Agreement) may not be included in the Draft Migration Plan (or the Migration Plan as defined in the Transitional Services Agreement) without the agreement of the Purchaser. Any Migration Charges in excess of £100,000 will be borne by the Seller.

5.7.11
Prior to Closing, the parties shall negotiate and agree (acting promptly and in good faith) the Brand Licence Agreements and the Rewards Agreements, which shall include the terms set out in the Term Sheets. If the Brand Licence Agreements and the Rewards Agreements are not agreed between the Parties prior to Closing: (i) the parties shall continue to use all commercial reasonable efforts to negotiate, agree and execute the Brand Licence Agreements and the Rewards Agreements as soon as reasonably practicable following Closing, and (ii) until such time as the Brand Licence Agreements and the Rewards Agreements are agreed between the parties and duly executed by each of the parties thereto, the terms of the Term Sheets (together with such other terms as are considered customary and necessary in standard arrangements of a similar nature) shall be binding on the parties and govern the ongoing relationship between the parties.

5.7.12
The Relevant Sellers undertake to pay to the Purchaser on demand as a purchase price adjustment an amount equal to the amount of any increase in One-off Costs suffered by a Group Company under any contract with a third party which results from the third party exercising any right in such contract which is triggered by the transfer of Shares pursuant to Clause 2.2, and such payments shall be treated as an adjustment to the Purchase Price (and any such payments shall adjust the allocation of the Purchase Price in accordance with Schedule 5). The Relevant Sellers undertake to pay to the Purchaser on demand as a purchase price adjustment an amount equal to the amount of any increase in Recurring Costs suffered by a Group Company under any contract with a third party which results from the third party exercising any right in such contract which is triggered by the transfer of Shares pursuant to clause 2.2 multiplied by 11, and such payments shall be treated as an adjustment to the Purchase Price (and any such payments shall adjust the allocation of the Purchase Price in accordance with Schedule 5).

5.8	Foreign Exchange Hedges

5.8.1
The Seller shall procure that between the date of this Agreement and Closing, Foreign Exchange Hedges shall continue to be entered into in the ordinary and usual course of business of JVH and consistent with past practice.

5.8.2
The parties will use their respective reasonable endeavours to procure that agreements are entered into to novate the Foreign Exchange Hedges as soon as reasonably practicable after the date hereof and that the Foreign Exchange Hedges are novated from Wyndham Worldwide Corporation to an entity nominated by the Purchaser (“Nominated Entity”) with the novation to take effect from Closing. Without prejudice to the generality of the foregoing, reasonable endeavours shall include:

(a)	in the case of the Purchaser:

(i)
using reasonable endeavours to offer to the counterparties to the Foreign Exchange Hedges commercially reasonable undertakings in connection with any obligation of a member of the Purchaser's Group or, post-Closing, the Group, pursuant to the Foreign Exchange Hedges, including the ability to draw down amounts from a credit facility available to the Group or Purchaser's Group following Closing (but excluding granting any security that is or will be granted to, or would rank senior or pari passu with, any security in connection with any credit facility available to the Group or the Purchaser’s Group following Closing); and

(ii)
negotiating in good faith with the counterparties to the Foreign Exchange Hedges, any amendments to the terms of the Foreign Exchange Hedges, including the terms of any ISDA master agreement and schedule required by such counterparty to the Foreign Exchange Hedges;

(b)	on the part of the Seller´s Group:

(i)	cooperating with the counterparties to the Foreign Exchange Hedges and the Purchaser to effect such novation; and

(ii)	providing to the Purchaser, such information as may be reasonably required to facilitate such novation.

5.8.3	If the parties have performed their obligations in accordance with Clause 5.8.2 but no novation has taken place upon Closing, then:

(a)
the parties shall procure that the agreements between Wyndham Worldwide Corporation and any member of the Group passing on the benefit or burden of a Foreign Exchange Hedge shall automatically terminate and any accrued rights, obligations and liabilities shall be waived by Wyndham Worldwide Corporation and by each member of the Group and the Foreign Exchange Hedges be dealt with solely by this Clause 5.8.3;

(b)
the Seller shall procure that Wyndham Worldwide Corporation shall only deal with the Foreign Exchange Hedges relating to JVH as set out in Clause 5.8.3(a) above and in accordance with the instructions of the Purchaser, it being understood that Wyndham Worldwide Corporation shall not be under any obligation to enter into any new Foreign Exchange Hedges post-Closing;

(c)
if an amount is received by any member of the Seller's Group in connection with the termination referred to in Clause 5.8.3(a) above from the counterparty to a Foreign Exchange Hedge, then the Seller shall procure the payment to the Purchaser of the amount so received, less the reasonable third party expenses of recovering such amount, within 5 Business Days of receipt; and

(d)
if an amount is payable by the Seller´s Group in connection with the termination referred to in Clause 5.8.3(a) above to the counterparty to a Foreign Exchange Hedge, then the Purchaser shall pay to the Seller the amount so payable at the same time as that amount is payable by the Seller´s Group to the counterparty.

5.8.4	Notwithstanding any provision in this Agreement to the contrary, none of the limitations of liability contained in Clause 10 shall apply to any claim by the Purchaser pursuant to this Clause 5.8.

5.9	SevenVentures

5.9.1	The Relevant Seller shall procure that Wimdu GmbH makes an offer to negotiate and implement a full and final cash settlement and release in respect of SevenVentures Rights prior to Closing.

5.9.2
The Relevant Seller shall procure that Wimdu GmbH makes an offer to Seven Ventures in full and final settlement and release of the SevenVentures Rights, the offer to be made no later than 20 Business Days after the date of this Agreement and to be for the payment of a cash sum only (the “Seven Ventures Offer”). Prior to making the Seven Ventures Offer the Relevant Seller shall consult in good faith with the Purchaser with respect to the amount of the Seven Ventures Offer and take reasonable account of the views of the Purchaser in relation to the amount of the Seven Ventures Offer.

5.9.3
The Seven Ventures Offer shall be made in good faith with the intention of agreeing full and final settlement prior to Closing, having regard to the SevenVentures Rights in the context of the Transaction. The Seller shall procure that Wimdu GmbH shall engage in good faith negotiations for a reasonable period after the Seven Ventures offer to the extent that there is a reasonable belief that agreement can be reached.

5.9.4
The Seller shall keep the Purchaser reasonably informed of any discussions with SevenVentures in relation to the SevenVentures Rights, such obligation to include providing the Purchaser without delay with copies of all written (including email) exchanges with SevenVentures and a reasonably detailed summary of any meetings (including by telephone) with SevenVentures.

5.9.5
If the Seven Ventures Offer is not accepted by Seven Ventures prior to the Closing Date, no Relevant Seller shall have any further obligations in relation to the Seven Ventures Rights. If the Seven Ventures Offer is accepted prior to the Closing Date, the Relevant Seller shall settle such amounts due to Seven Ventures pursuant to the Seven Ventures Offer as soon as reasonably practicable.

5.10	LTIP Payments
The Seller will or will procure that on or around the Effective Time: (i) any awards held under the LTIP by Employees (the “LTIP Awards”) will vest in full; (ii) subject to sub-paragraph (iii), those LTIP Awards will be settled in shares (the “Award Shares”); and (iii) in respect of each such Employee, a number of Award Shares whose aggregate value is equal to the income or withholding taxes and employee’s national insurance or social security contributions arising on vesting or settlement of such Employee’s LTIP Award (such value being the “LTIP Tax Liability”) will be withheld from the Award Shares to be transferred to such Employee.

6	Closing

6.1	Date and Place
Closing shall take place at the London offices of Kirkland & Ellis International LLP or such other location as may be agreed between the Purchaser and the Seller on the earliest date that is the 1st Business Day of the month (being a month after April 2018) that falls at least five Business Days following notification of the fulfilment or waiver of the conditions set out in Clause 4.1, or at such other location, time or date as may be agreed between the Purchaser and the Seller; provided that the Seller in its sole discretion may, if the Seller has a reasonable belief that postponing Closing may reduce the Group’s post-Closing collateral requirements as described in Schedule 12, postpone Closing to the 1st Business Day of a later month (prior to the Long Stop Date) by serving notice in writing on the Purchaser at least 5 Business Days before the date on which Closing was expected to take place in accordance with this Clause 6.1, postponing Closing to that later date.

6.2	Closing Events
On Closing, or before Closing with effect as of Closing, the parties shall comply with their respective obligations specified in Part 2 of Schedule 6 in relation to the Group Companies. The Seller may waive some or all of the obligations of the Purchaser as set out in Schedule 6 and the Purchaser may waive some or all of the obligations of the Seller or the Relevant Sellers as set out in Schedule 6.

6.3	Payment on Closing and initial allocation of the Purchase Price

6.3.1	On Closing the Purchaser shall pay (in accordance with Clause 16.6) an amount in cleared funds to the Relevant Sellers which is equal to:

(a)	the Bid Amount;
plus

(b)	the Estimated Cash and the Estimated Intra-Group Financing Receivables;
minus

(c)	the Estimated Third Party Indebtedness and the Estimated Intra-Group Financing Payables;
minus

(d)	provided the Seller Group has not retained the JVH Group pursuant to paragraph 7 of Schedule 12 and only if no notice under Clause 6.4.2 has been given, the Low Estimated Ring-fenced Amount;
minus

(e)	provided the Seller Group has not retained the JVH Group pursuant to paragraph 7 of Schedule 12 and only if a notice under Clause 6.4.2 has been given, an amount equal to:

(i)	90% of the Actual Ring-fenced Amount, if 90% of the Actual Ring-fenced Amount is less than or equal to the High Estimated Ring-fenced Amount; or

(ii)
the High Estimated Ring-fenced Amount plus 100% of the difference between the Actual Ring-fenced Amount and the High Estimated Ring-fenced Amount divided by 0.9, if 90% of the Actual Ring-fenced Amount is more than the High Estimated Ring-fenced Amount, provided that such amount may not exceed an amount equal to the Actual Ring-fenced Amount;
plus or minus

(f)	the Estimated Working Capital Adjustment.

6.3.2	The Purchase Price shall initially be allocated in accordance with paragraph 1 of Schedule 5.

6.4	Notifications to determine payments on Closing

6.4.1	Five Business Days prior to Closing, the Seller shall notify the Purchaser of the following in the form of a statement prepared in accordance with Part 2 of Schedule 7 of:

(a)	the Estimated Cash;

(b)	the Estimated Third Party Indebtedness;

(c)	the Estimated Intra-Group Financing Receivables;

(d)	the Estimated Intra-Group Financing Payables;

(e)	the Estimated Working Capital; and

(f)	the Estimated Working Capital Adjustment,
together with reasonable supporting information for the calculation of the items set out in this Clause 6.4.1, for the Purchaser’s review for obvious error or mis-statement.
In addition, if there is a reasonable expectation that Closing may take place the next calendar month, the Seller shall provide the Purchaser with informal estimates of the amounts referred to under (a) to (f), 15 Business Days prior to the expected Closing Date.

6.4.2
Provided the Seller Group has not retained the JVH Group pursuant to paragraph 7 of Schedule 12, if the Actual Ring-fenced Amount has been determined prior to the date falling five Business Days prior to Closing, then the Purchaser shall, on or before the date falling five Business Days prior to Closing, deliver to the Seller a notice setting out the Actual Ring-fenced Amount.

6.4.3	On Closing:

(a)
the Purchaser shall procure that each relevant Group Company repays to the relevant member of the Seller’s Group the amount of any Estimated Intra-Group Financing Payables and shall acknowledge on behalf of each relevant Group Company the payment of the Estimated Intra-Group Financing Receivables in accordance with Clause 6.4.3(b); and

(b)
the Relevant Sellers shall procure that each relevant member of the Seller’s Group repays to the relevant Group Company the amount of any Estimated Intra-Group Financing Receivables and shall acknowledge on behalf of each relevant member of the Seller’s Group the payment of the Estimated Intra-Group Financing Payables in accordance with Clause 6.4.3(a).

6.4.4	The repayments made pursuant to Clause 6.4.3 shall be adjusted in accordance with Clause 7.4 when the Closing Statement becomes final and binding in accordance with Clause 7.2.1.

6.4.5
Provided the Seller Group has not retained the JVH Group pursuant to paragraph 7 of Schedule 12, the Seller shall procure that the Cash Balances of the ATOL Holders at Closing shall be at least equal to the Low Estimated Ring-fenced Amount (if no notice under Clause 6.4.2 has been given) or such amount as the ATOL Holders have agreed with the Civil Aviation Authority shall be subject to restrictions prohibiting it from being spent, distributed, loaned or released by the ATOL Holders immediately following Closing (if a notice under Clause 6.4.2 has been given), such amount to be split between bank accounts controlled by the ATOL Holders in such proportions as may be notified to the Seller by the Purchaser at least five Business Days prior to Closing and, failing such notification, as the Seller shall determine.

6.5	Breach of Closing Obligations

6.5.1
If any party fails to comply with any material obligation in Clauses 6.2 and 6.3 and Schedule 6 in relation to Closing, the Purchaser, in the case of non-compliance by the Seller or any Relevant Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled in addition to and without prejudice to all other rights or remedies available) by written notice to the Seller or the Purchaser, as the case may be:

(a)	to effect Closing so far as practicable having regard to the defaults which have occurred; or

(b)	to fix a new date for Closing (not being more than 20 Business Days after the agreed date for Closing and provided such date is prior to the Long Stop Date) in which case:

(i)	the provisions of Schedule 6 shall apply to Closing as so deferred but provided such deferral may only occur once; and

(ii)
if a party from the same group as that entity which originally failed to comply (being any Relevant Seller (on the one hand) or the Purchaser (on the other hand)) fails to comply with any material obligation in Clauses 6.2, 6.3 or Schedule 6 in relation to the deferred Closing, then the non-defaulting party shall be entitled to terminate this Agreement (other than the Surviving Clauses) without liability on its part or on the part of those on whose behalf notice is served. Save as aforesaid or as otherwise provided, neither the Relevant Sellers nor the Purchaser shall have any right to terminate or rescind this Agreement.

6.5.2	If this Agreement is terminated in accordance with Clause 6.5.1(b)(ii) all obligations in respect of Closing shall end, save in respect of rights and liabilities which have accrued before termination.

6.6	Purchaser’s Financing Arrangements

6.6.1	The Purchaser confirms that:

(a)
it has, on or prior to the date of this Agreement, provided the Seller with true and complete copies of the signed commitment papers in connection with the Financing (excluding any fee letters or syndication letter) (the “Commitment Papers”) and undertakes that it will, at Closing, exercise its rights under the Commitment Papers and any facilities agreement entered into in connection therewith to drawn down the funding committed thereunder; and

(b)
it has available loan facilities (and equity commitments), as reflected in the Commitment Papers (and the Equity Commitment Letter and together with any corresponding long-form financing documents, the “Purchaser Financing Documents”) and the Purchaser Financing Documents will at Closing provide, in immediately available funds (the “Funds”), the necessary cash resources (after deducting any fees and/or other costs payable at Closing from such cash resources) to pay the amount due under Clause 6.3.1 on Closing and are not subject to any conditions to drawdown not contained in the Purchaser Financing Documents.

7	Post-Closing Adjustments

7.1	Closing Statements
The Purchaser shall procure that following Closing there shall be drawn up a draft of the Closing Statement (the “Draft Closing Statement’’) in accordance with Part 1 of Schedule 7 in relation to the Group Companies.

7.2	Determination of Closing Statement

7.2.1	The Draft Closing Statement as agreed or determined pursuant to paragraph 4 of Part 1 of Schedule 7:

(a)	shall constitute the Closing Statement for the purposes of this Agreement; and

(b)	shall be final and binding on the parties.

7.2.2
The Working Capital, the Group Companies’ Cash Balances, the Third Party Indebtedness, the Intra-Group Financing Receivables and the Intra-Group Financing Payables shall be as set out in the Closing Statement.

7.3	Adjustments to Purchase Price

7.3.1	Group Companies’ Cash Balances:

(a)	if the Group Companies’ Cash Balances are less than the Estimated Cash, the Relevant Sellers shall repay to the Purchaser an amount equal to the deficiency; or

(b)	if the Group Companies’ Cash Balances are greater than the Estimated Cash, the Purchaser shall pay to the Relevant Sellers an additional amount equal to the excess.

7.3.2	Intra-Group Financing Receivables:

(a)	if the Intra-Group Financing Receivables are less than the Estimated Intra-Group Financing Receivables, the Relevant Sellers shall repay to the Purchaser an amount equal to the deficiency; or

(b)	if the Intra-Group Financing Receivables are greater than the Estimated Intra-Group Financing Receivables, the Purchaser shall pay to the Relevant Sellers an additional amount equal to the excess.

7.3.3	Third Party Indebtedness:

(a)	if the Third Party Indebtedness is greater than the Estimated Third Party Indebtedness, the Relevant Sellers shall repay to the Purchaser an amount equal to the excess; or

(b)	if the Third Party Indebtedness is less than the Estimated Third Party Indebtedness, the Purchaser shall pay to the Relevant Sellers an additional amount equal to the deficiency.

7.3.4	Intra-Group Financing Payables:

(a)	if the Intra-Group Financing Payables are greater than the Estimated Intra-Group Financing Payables, the Relevant Sellers shall repay to the Purchaser an amount equal to the excess; or

(b)	if the Intra-Group Financing Payables are less than the Estimated Intra-Group Financing Payables, the Purchaser shall pay to the Relevant Sellers an additional amount equal to the deficiency.

7.3.5	Working Capital:

(a)	if the Working Capital is less than (or more negative than) the Estimated Working Capital, the Relevant Sellers shall repay to the Purchaser an amount equal to the deficiency; or

(b)	if the Working Capital exceeds (or is less negative than) the Estimated Working Capital, the Purchaser shall pay to the Relevant Sellers an additional amount equal to the excess.

7.4	Adjustments to repayment of Intra-Group Financing Payables and Intra-Group Financing Receivables

7.4.1
Following the determination of the Closing Statement pursuant to Clause 7.2 and paragraph 4 of Part 1 of Schedule 7, if the amount of any Intra-Group Financing Payable and/or any Intra-Group Financing Receivable contained in that Closing Statement is greater or less than the amount of the corresponding Estimated Intra-Group Financing Payable or Estimated Intra-Group Financing Receivable, then the Relevant Sellers and the Purchaser shall procure that such adjustments to the repayments pursuant to Clause 6.4.3 are made as are necessary to ensure that (taking into account such adjustments and any amounts settled since Closing, other than in accordance with Clause 6.4.3) the actual amount of each Intra-Group Financing Payable and each Intra-Group Financing Receivable has been repaid by each relevant Group Company to the relevant member of the Seller’s Group or by the relevant member of the Seller’s Group to the relevant Group Company, as the case may be.

7.5	Interest

7.5.1
Any payment to be made in accordance with Clause 7.3.1, 7.3.3 or 7.3.5 shall include interest thereon calculated from the Closing Date to the date of payment at a rate per annum of 1 per cent above USD LIBOR. Such interest shall accrue from day to day.

7.5.2
Any payment to be made in accordance with Clause 7.3.2 or 7.3.4 shall include interest thereon calculated from the Closing Date to the date of payment at the rate per annum applicable to the relevant Intra-Group Financing Payable or Intra-Group Financing Receivable or, where the relevant Intra-Group Financing Payable or Intra-Group Financing Receivable is non-interest bearing, at a rate per annum of 1 per cent above USD LIBOR. Such interest shall accrue from day to day.

7.6	Post-Closing Ring-fenced Amount Adjustment

7.6.1
Provided the Seller Group has not retained the JVH Group pursuant to paragraph 7 of Schedule 12 and if no notice has been given under Clause 6.4.2, then within five Business Days of the first date upon which written agreement has been reached with each of the Authorities pursuant to Clause 5.6.2, the Purchaser shall notify the Seller of the Actual Ring-fenced Amount (the “Ring-fenced Amount Notice”).

7.6.2	In respect of the Ring-fenced Amount Notice:

(a)
If 90% of the Actual Ring-fenced Amount, is less than or equal to the Low Estimated Ring-fenced Amount, then the Purchaser shall pay to the Relevant Sellers the difference between the Low Estimated Ring-fenced Amount and 90% of the Actual Ring-fenced Amount;

(b)
if 90% of the Actual Ring-fenced Amount is greater than the Low Estimated Ring-fenced Amount but less than or equal to the High Estimated-Ring Fenced Amount, then the Relevant Sellers shall pay to the Purchaser an amount equal to the difference between 90% of the Actual Ring-fenced Amount and the Low Estimated Ring-fenced Amount; or

(c)
if 90% of the Actual Ring-fenced Amount is greater than the High Estimated Ring-fenced Amount, then the Relevant Seller shall pay to the Purchaser the High Estimated Ring-fenced Amount plus 100% of the difference between the Actual Ring-fenced Amount and the High Estimated Ring-

fenced Amount divided by 0.9 (provided that such amount may not exceed an amount equal to the Actual Ring-fenced Amount), less the Low Estimated Ring-fenced Amount.

7.6.3	If at any time prior to the date falling 4 years after the Closing Date:

(a)
the Purchaser (or an Affiliate of the Purchaser) transfers (directly or indirectly (including, but not limited to, beneficial or contractual transfers)) a Controlling Interest in any member of the ATOL Holders to any other person, the Purchaser shall pay to the Relevant Sellers an amount equal to 60 per cent. of the amount, if any, by which X exceeds Y (where X is an amount equal to 90% of the Actual Ring-fenced Amount (pro-rated to correspond with the percentage transferred if such Controlling Interest is less than 100%) and Y is an amount equal to the amount (if any) the Purchaser (or its Affiliate) has agreed to pay (or deduct from the price due to it or represents cash or other asset or value required to be delivered for no or reduced consideration (including for example as part of a working capital or minimum cash requirement) to the person acquiring such Controlling Interest in the ATOL Holders for the purpose of meeting any cash restriction or other condition imposed on such acquirer of such Controlling Interest in an ATOL Holder (or its Affiliates) by the Civil Aviation Authority in connection with an ATOL licence of an ATOL Holder; or

(b)
the ATOL licence of an ATOL Holder is not renewed, is withdrawn or surrendered and, as a result, there is no requirement imposed by the Civil Aviation Authority on an ATOL Holder to ring fence the Actual Ring-fenced Amount (or another amount), the Purchaser shall pay to the Relevant Sellers an amount equal to the difference between 90% of the Actual Ring-fenced Amount and the then cash ring-fencing requirements imposed on the relevant ATOL Holder at that time (which may be zero).

7.7	Payment and allocation

7.7.1
Any payment pursuant to Clause 7.3, and any interest payable pursuant to Clause 7.5, shall be made on or before the Final Payment Date. Any payment pursuant to Clause 7.6 shall be made on or before the date falling ten Business Days after the date of the Ring-fenced Amount Notice.

7.7.2
The parties agree that, once the Closing Statement is agreed or determined pursuant to paragraph 4 of Part 1 of Schedule 7, the sums which the Purchaser and Relevant Sellers are respectively obliged to pay pursuant to Clauses 7.3 to 7.5 shall be aggregated and netted off against each other. Whichever of the Relevant Sellers or the Purchaser are then left with any payment obligation under Clauses 7.3 to 7.5, it shall make the applicable payment(s).

7.7.3	Where any payment is required to be made pursuant to Clause 7.3 or 7.6:

(a)	the payment made on account of the Purchase Price shall be reduced or increased accordingly; and

(b)	the allocation of the Purchase Price shall be adjusted in accordance with paragraphs 2 and 3 of Schedule 5.

8	Post-Closing Obligations
Release of Guarantees etc.

8.1.1
Subject to Clause 5.2, each of the Relevant Sellers undertakes to procure that, between the date of this Agreement and Closing no new securities, guarantees or indemnities shall be given by any member of the Seller’s Group in connection with a liability of any of the Group Companies, without the prior written consent of the Purchaser.

8.1.2
Subject to Clause 8.1.3, the Purchaser and the Sellers shall use reasonable endeavours to procure by Closing or, to the extent not done by Closing, as soon as practicable thereafter, the release of the Relevant Sellers or any member of the Seller’s Group (other than a Group Company) from the guarantees listed in Part II and Part III of Schedule 12 if such guarantees are replaced by a Permanent Solution. Pending such release the Purchaser shall indemnify the Relevant Sellers and any member of the Seller’s Group (on an after-Tax basis) on demand against all amounts paid by any of them after the Effective Time pursuant to any such securities, guarantees and indemnities in respect of such liability of the Group Companies. If following Closing there are guarantees by any member of the Seller’s Group for the benefit of any Group Company which have been replaced by a Permanent Solution or which are subject to the provisions of paragraph 15.1 of Schedule 12 and which have not been released pursuant to this Clause 8.1.2, then, subject to the provisions of Schedule 12, the Seller’s Group shall have no obligation to retain such guarantees and shall be entitled to deal with them as it (in its sole discretion) determines.

8.1.3
The Relevant Sellers shall use best endeavours to procure by Closing or, to the extent not done by Closing, as soon as practicable thereafter, the release of the Group Companies from any securities, guaranties or indemnities given by or binding upon the Group Companies in respect of any liability of the Relevant Sellers or any member of the Seller’s Group (other than another Group Company). Pending such release, the Relevant Sellers shall indemnify the Group Companies (on an after-Tax basis) on demand against all amounts paid by any of them pursuant to any such securities, guarantees and indemnities in respect of such liability of the Relevant Sellers.

8.2	The Relevant Sellers’ Continuing Obligations
Notwithstanding Closing:

8.2.1
the Relevant Sellers shall, pending registration of the Purchaser as owner of the relevant Shares, exercise all voting and other rights in relation to the Shares after Closing in accordance with the Purchaser’s instructions;

8.2.2
the Relevant Sellers agree to provide any records or information (or copies of such records or information) in their possession at the relevant time as may be reasonably requested by the Purchaser and which relate solely to the Group Companies in order for the Purchaser and the Group Companies to perform any audit or comply with any audit, filing and/or reporting obligations in respect of events occurring prior to Closing;

8.2.3
except as provided in Schedule 3 and Schedule 4, if any property, right or asset exclusively related to the business of the Group with a value in excess of US$100,000 (other than any property, right or asset expressly excluded from the sale under this Agreement) has not been transferred to the Group, provided the Seller has received notice in writing within 18 months of Closing, then the Relevant Sellers shall (or shall procure the) transfer such property, right or asset as soon as practicable to a member of the Purchaser’s Group nominated by the Purchaser reasonably acceptable to the Seller, with commercially reasonable efforts having been made to obtain any necessary third party consents;

8.2.4
subject to the Brand Licence and except as provided in Schedule 3 and Schedule 4, if any property, right or asset (other than a real estate asset) predominantly related to the business of the Group with a value in excess of US$100,000 (other than any property, right or asset expressly excluded from the sale under this Agreement) has not been transferred to the Group, provided the Seller has received notice in writing within 18 months of Closing, then the Relevant Sellers shall grant (or shall procure the grant of) a perpetual, non-exclusive licence (subject to costs on a pass-through basis only) to the Group to use such property, right or asset in the manner and territories previously used by the Group, limited to a maximum period of 36 months following Closing;

8.2.5
the Relevant Sellers agree to indemnify and keep indemnified the Purchaser and each member of the Purchaser’s Group (on an after-Tax basis) on demand against any fines, penalties or other Losses suffered or incurred by any member of the Purchaser’s Group arising out of or in connection with the historic listing of Cuban or Iranian rental properties on the Wimdu GmbH website prior to Closing;

8.2.6
the Relevant Sellers agree to indemnify and keep indemnified the Purchaser and each member of the Purchaser’s Group (on an after-Tax basis) on demand against any Losses (other than with respect to Tax) suffered or incurred by any member of the Purchaser’s Group arising out of or in connection with the Outstanding Pre-Sale Re-Organisation Steps to the extent they are not reimbursed for such Losses pursuant to any insurance policy (and, for the avoidance of doubt, any deductible on this policy shall be covered under this indemnity to the extent of such deductible); and

8.2.7
the Relevant Sellers agree to: (x) procure that the relevant member of the Seller’s Group (as referred to in the definitions of “Notified UK Group Relief Amount” and “Notified UK Group Tax Arrangement Amount”) promptly takes any and all steps necessary or expedient in order to validly effect the intended surrender or apportionment referred to in such definitions (as relevant); and (y) indemnify and keep indemnified the Purchaser and each member of the Purchaser’s Group (on an after-Tax basis and disregarding the limitations of liability contained in Clause 10) on demand against any Taxes or other Losses suffered or incurred in connection with any failure to validly effect such intended surrender or apportionment (including, for the avoidance of doubt, any failure (for whatever reason) of the surrender or apportionment to reduce or extinguish a liability to United Kingdom corporation tax of the relevant Group Company) provided that this shall not apply to the extent that any failure is caused by any action or omission of any Group Company after Closing or any other member of the Purchaser’s Group (for the avoidance of doubt, excluding any Group Company) at any time. For the avoidance of doubt, any amount payable under this Clause 8.2.7 shall not be taken into account under, and shall have no effect for the purposes of, Clause 10.

8.3	The Purchaser’s Continuing Obligations

8.3.1	The Purchaser shall procure that:

(a)
as soon as practicable after the Closing Date and in any event within 5 Business Days, the required legal documentation is filed with the applicable public registers to effect a name change of any Group Company which consists of or incorporates the Wyndham Names and Marks to a name which does not include that word or any mark, name or logo which, in the reasonable opinion of the Relevant Sellers, is substantially or confusingly similar, and the Purchaser shall provide the Seller with appropriate evidence of the filing of such documents;

(b)
as soon as practicable after the Closing Date, each of the Group Companies shall, save as permitted by the terms of the Brand Licence Agreements and/or the Rewards Agreements, cease to use or display in any way whatsoever the Wyndham Names and Marks or any mark, name or logo which, in the reasonable opinion of the Relevant Sellers, is substantially or confusingly similar, provided that the Purchaser shall have twelve (12) months from the Closing Date to procure that the Wyndham Names and Marks are removed from all assets acquired by the Purchaser pursuant to this Agreement or any Local Transfer Document (including all letterheads, purchase orders, invoices, websites and other digital assets, stationary, advertising and marketing materials, vehicles, uniforms, signs and packaging and other communications and documents) and from all premises occupied by the Purchaser, the Group Companies or any other member of the Purchaser’s Group in connection with the Group. The Seller shall procure that for a period of twelve (12) months from and including the Closing Date, redirections are established and maintained from any domain name used by the Group Companies prior to the Closing Date which includes the Wyndham Names and Marks to such domain name that is requested by the Purchaser.

8.3.2	The Purchaser agrees (and shall procure that the Group Companies and each member of the Purchaser’s Group agrees and shall act on the following basis):

(a)
save as permitted by the terms of the Brand Licence Agreements and/or the Rewards Agreements, that the Purchaser, the Group Companies and the Purchaser’s Group have no rights in or to the Wyndham Names and Marks and will not contest the ownership or validity of any rights of the Seller’s Group in or to the Wyndham Names and Marks;

(b)
save as permitted by the Brand Licence Agreements and/or the Rewards Agreements, not, expressly or by implication, to do business as or represent themselves as any member of the Seller’s Group or any person connected with the Seller’s Group.

8.3.3
The Purchaser agrees to indemnify and keep indemnified (on an after-Tax basis) each member of the Seller’s Group against any and all liabilities, losses, damages, claims, demands, proceedings, judgments and reasonable third party costs and expenses (including reasonable legal costs) which any member of the Seller’s Group incurs or suffers in connection with a breach of Clauses 8.3.1 and/or 8.3.2 .

8.3.4
The Purchaser agrees to indemnify and keep indemnified (on an after-Tax basis) each member of the Seller’s Group on demand against any and all Losses (other than those relating to any deferred consideration payments or “earn-out” amounts due pursuant to clause 3.3 of the share purchase agreement dated 26 November 2016 relating to the acquisition of all shares in Wimdu GmbH between Pointlux S.à r.l. and 9flats.com PTE Ltd. (the “Wimdu SPA”)) which any member of the Seller’s Group incurs or suffers after the Closing Date in connection with the Wimdu SPA (as assigned pursuant to the Wimdu Assignment Agreement).

8.3.5
Provided that the Purchaser still controls the Group at the relevant time, the Purchaser shall use reasonable endeavours to, and shall procure that the relevant Group Companies shall use reasonable endeavours to, retain for a period of 7 years from Closing the books, records and documents of the Group to the extent they relate to the period prior to Closing and shall, and shall procure that the relevant Group Companies shall, if reasonably requested by the Seller or the Relevant Sellers, allow the Seller and the Relevant Sellers reasonable access to such books, records and documents, including the right to take copies, at the Seller’s or the Relevant Sellers’ expense, (i) for the purposes of complying with any reporting or filing obligations relating to accounting or regulatory matters; (ii) in order to negotiate, refute, settle, compromise or otherwise deal with any claim, investigation or enquiry by a regulatory authority regarding the Seller´s Group; and (iii) in order to determine any deferred consideration payments or “earn-out” amount under, or otherwise in connection with, the Wimdu SPA (as assigned pursuant to the Wimdu Assignment Agreement).

8.3.6
If, following Closing, any property, right or asset with a value in excess of US$100,000, other than cash or cash equivalents and any other asset to the extent included in the Closing Statement, is found to have been transferred to the Purchaser’s Group (including the Group) in error and:

(a)
such property, right or asset is exclusively related to the business of the Seller´s Group, the Purchaser shall, provided it has received notice in writing within 18 months of Closing, procure the transfer of such property, right or asset as soon as practicable to a member of the Seller’s Group nominated by the Seller, with commercially reasonable efforts having been made to obtain any necessary third party consents; or

(b)
such property, right or asset is predominantly related to the business of the Seller´s Group the Purchaser shall, provided it has received notice in writing within 18 months of Closing, grant or procure the grant of a perpetual, non-exclusive licence (subject to costs on a pass-through basis only) to the Seller’s Group to use such property, right or asset in the manner and territories previously used by the Seller’s Group, limited to a maximum period of 36 months following Closing.

8.3.7	The Purchaser shall process any personal data which is transferred to the Purchaser by any Relevant Seller in connection with the Transaction:

(a)	in accordance with Data Protection Legislation; and

(b)	for purposes compatible with the purposes for which it was processed on the Closing Date, save to the extent the Purchaser has obtained consent from the relevant individual to the new purpose or it is otherwise compliant with Data Protection Legislation.

8.4	Repayment of Intra-Group Trading Payables and Receivables

8.4.1	The Purchaser shall procure that each relevant Group Company repays to the relevant member of the Seller’s Group the amount of any Intra-Group Trading Payables in the ordinary course of trading; and

8.4.2
The Relevant Sellers shall procure that each relevant member of the Seller’s Group repays to the relevant Group Company the amount of any Intra-Group Trading Receivables in the ordinary course of trading.

8.5	Protection of Directors

8.5.1
Following Closing, the Purchaser shall ensure that any indemnity and/or immunity provisions contained in the memorandum and articles of association (or similar constitutional documents) of each Group Company of which a Company Director was an officer or director prior to Closing are not amended, repealed or modified in any manner that would adversely affect the rights of any Company Director.

8.5.2
For six years from Closing, the Purchaser shall ensure that each Group Company maintains in force such “run off” directors’ and officers’ liability insurance policies as will enable each Company Director to make claims arising out of a Pre-Closing Event under those policies on terms and conditions that are no less advantageous to the Company Director, taken as a whole, than the directors’ and officers’ liability insurance policies maintained by the Group Companies as at the date of this Agreement.

8.5.3
The Purchaser shall (and shall ensure that each Group Company shall), from and after Closing and to the fullest extent permitted in accordance with Applicable Laws, waive, release and discharge each Company Director, any other Seller’s Group Director and each employee on whom the Seller or the Relevant Seller (as applicable) may have relied in negotiating this Agreement from any and all claims, demands, proceedings, causes of action, orders, obligations and liabilities arising out of any Pre-Closing Event which any Group Company or the Purchaser or any member of the Purchaser’s Group has or may at any time have had against any such Company Director or Seller’s Group Director or employee except in the case of fraud by such Company Director, Seller’s Group Director or employee. Nothing in this Clause 8.5.3 shall limit the ability of the Purchaser to bring any claim against any adviser to the Seller or Relevant Seller or a Group Company, to the extent such adviser has prepared a report or other documentation for the specific benefit of the Purchaser or a Group Company in connection with the Proposed Transaction (subject always to the terms of the relevant reliance letter entered into between the Purchaser and the relevant adviser and/or terms of engagement of the relevant adviser).

8.5.4
Save in the case of fraud and subject to Closing taking place, each Relevant Seller undertakes to the Purchaser and to the Group Companies to waive any rights, remedies or claims it may have in respect of misrepresentation, inaccuracy or omission in or from any information or advice supplied or given by (i) a Group Company or its directors, officers or employees in connection with the entering into any of the Transaction Documents or (ii) any adviser of a Group Company, only to the extent any such claim would result in a claim or indemnity claim from such adviser against a Group Company pursuant to applicable terms of engagement or otherwise.

8.5.5	The provisions of Clause 8.5 are in addition to, and not in substitution for, any other rights to indemnification or contribution that any Company Director may have at law, by contract or otherwise.

8.6
Except where already provided in accordance with Clause 5.4.4, the Purchaser shall procure that each relevant Group Company (which, for the avoidance of doubt, shall exclude each member of the JVH Group to the extent retained by the Seller Group pursuant to paragraph 7 of Schedule 12) provides such information as is reasonably required by each of the Authorities relating to any of the events taking place at or around Closing, including the following:

8.6.1
that each of the ABTA Members shall provide notice in writing to ABTA Limited of the change in beneficial ownership of the ABTA Members and the Group Companies, such notice to be served by email to membership@abta.co.uk within 7 days of the Closing Date;

8.6.2
that each of the ABTA Members shall provide notice in writing to ABTA Limited of any change to (i) its officers; or (ii) its name, in each case which takes effect at or around the Closing Date, such notice to be served by email to membership@abta.co.uk within 14 days of such change taking effect;

8.6.3
that each of the ATOL Holders shall provide notice in writing to the Civil Aviation Authority of any change to (i) its registered office; (ii) its auditors or accountants; (iii) its bank; or (iv) the names of any of the Group Companies, in each case which takes effect at or around the Closing Date, such notice to be served by email to renewals.atol@caa.co.uk within 3 Business Days of such change taking effect; and

8.6.4
that JVH shall provide notice in writing to the Commission for Aviation Regulation confirming (i) that a change in the beneficial ownership of JVH has taken place; (ii) the identity of the new beneficial owner and its group structure; and (iii) the details of any changes to the officers of JVH, such notice to be served by recorded delivery to Commission for Aviation Regulation, 3 Earlsfort Terrace, Saint Kevin’s, Dublin, Ireland within 3 days of the Closing Date.

8.7	Relationship with the Seller’s Group
The Seller confirms that upon Closing, no member of the Group shall have any liability or owe any amount to or in respect of (including under any guarantee or indemnity) such Seller or any other member of the Seller’s Group and that neither it nor any member of the Seller’s Group has any claim or right of action of any kind whatsoever against any Group Company or any of its directors or employees and to the extent that any such claim or right of action exists or may exist, the Seller hereby irrevocably waives any and all such claims and rights of action (also on behalf of the other members of the Seller’s Group), other than this Agreement or any other Transaction Document and the Transitional Services Agreement, the New Wyndham Home Exchange Agreement, the Brand Licence Agreements, the Rewards Agreements and the current agreements between the Group Companies and members of the Seller’s Group on arm’s length terms, for the provision of services in the ordinary course of the Group's business to the Seller’s Group or Fairly Disclosed in the Data Room, which will remain in full force and effect notwithstanding Closing on the terms applicable prior to Closing.

9	Warranties and Indemnities

9.1	The Sellers’ Warranties

9.1.1
Subject to Clause 9.2, the Relevant Sellers (which for the purposes of Clauses 9, 10 and 11 shall include the Seller) warrant to the Purchaser that the Statements set out in Schedule 8 are true and accurate as of the date of this Agreement.

9.1.2
Each Relevant Seller gives the Sellers’ Warranties only to the extent that the Sellers’ Warranties or a breach of the Sellers’ Warranties relate to or affect the Shares (including the relevant underlying businesses) it agrees to sell under this Agreement. The Seller in addition to the Sellers’ Warranties to the extent they relate to Shares being specifically transferred by the Seller gives the Sellers’ Warranties to the extent that the Sellers’ Warranties or breach of the Sellers’ Warranties do not relate to or affect any Shares (including the relevant underlying businesses).

9.1.3
Each of the Sellers’ Warranties shall be separate and independent and shall not be limited by reference to any other paragraph of Schedule 8 or by anything in this Agreement or any Local Transfer Document.

9.1.4
Neither the Seller nor any Relevant Seller gives or makes any warranty or representation as to the accuracy of the forecasts, estimates, projections, statements of intent or statements of opinion provided to the Purchaser or any of their respective directors, officers, employees, agents or advisers on or prior to the date of this Agreement, including in the documents provided in the Data Room.

9.1.5
Any Sellers’ Warranty qualified by the expression “so far as the Relevant Sellers are aware” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of Gail Mandel, Rishi Nigam, Paul Cash, Lisa Calicchio, Mike Toscano, Arjan Bakhuizen, Henry Bankes, Thomas Heerkens, Erik van Essen, Jeroen Mol, Elke Snijder, Bernd Muckenschnabel, Jan Haapanen, Anders Pii, Heidi Heltborg Juul, Klaus Melchior, Geoff Cowley, Garry Adam, Helen Khan, Simon Altham, Allan Lambert, Sadat Hussain, Lynn Catherine Kelly, Daniel Butler, Jan von der Recke, Lone Feldthaus Ronne, Philip Hoeg Kildegaard, Chris Kent, Joep Claessens, Lee Rayson and David James (both with respect to the Tax Warranties), and Loes van Rijsoort.

9.2	Relevant Sellers’ Disclosures

9.2.1	The Sellers’ Warranties, other than the Title or Capacity Warranties, are subject to the following matters:

(a)	all matters which are Fairly Disclosed in the Transaction Documents or in the Data Room;

(b)	in respect of a Claim under Clause 9.3.1 only, all matters arising following the date of this Agreement which are Fairly Disclosed in the Completion Disclosure Letter; and

(c)	all matters Fairly Disclosed in the VDD Reports.

9.2.2
References in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 8 to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Sellers’ Warranties as a whole.

9.3	Updating of the Sellers’ Warranties to Closing

9.3.1
Subject to Clause 9.2, the Relevant Sellers further warrant to the Purchaser that the Sellers’ Warranties will be true and accurate at Closing as if they had been repeated at Closing and on the basis that any express or implied reference in any such Sellers’ Warranty to the date of this Agreement shall be considered a reference to the Closing Date.

9.3.2
The Relevant Sellers shall prepare and provide to the Purchaser no later than ten Business Days prior to the Closing Date a first draft of the Completion Disclosure Letter together with copies of all documents to be annexed thereto and shall thereafter provide updates regularly until provision of the final version on the Closing Date.

9.4	The Purchaser’s Warranties

9.4.1	The Purchaser warrants to the Relevant Sellers that the statements set out in Schedule 9 are true and accurate as of the date of this Agreement.

9.4.2	The Purchaser further warrants to the Relevant Sellers that the warranties set out in Schedule 9 will be true and accurate at Closing as if they had been repeated at Closing.

9.5	Indemnities

9.5.1
Save to the extent any such Loss is provided for in the Closing Statement as Third Party Indebtedness or Working Capital and subject to Clause 11.5, the Relevant Sellers agree to indemnify and keep indemnified each member of the Purchaser’s Group (on an after-Tax basis) on demand from and against all Losses incurred, suffered or paid by a member of the Purchaser’s Group in connection with:

(a)
payments due to any individual, who was a board member of the Novasol Group and whose notice period was increased in December 2017, in respect of his notice period that are in excess of the payment to which he would have been entitled prior to the increase;

(b)	any payments due to Andre Offermans in respect of his resignation or the termination of his employment with the Group;

(c)
any Relevant Employee or Consent Employee claiming that he is entitled to Wyndham Redundancy Benefit (but not, for the avoidance of doubt, any RCI Redundancy) on being dismissed by a member of the Purchaser’s Group at any time after the first anniversary of the Closing Date less any amounts which form part of the Wyndham Redundancy Benefit but which are attributable to other rights such employee would ordinarily have on a redundancy or similar (including statutory severance, notice pay and holiday amounts);

(d)
any Employee (other than a Relevant Employee or Consent Employee) claiming that he is entitled to Wyndham Redundancy Benefit or RCI Redundancy on being dismissed by a member of the Purchaser’s Group less any amounts which form part of the Wyndham Redundancy Benefit or RCI Redundancy but which are attributable to other rights such employee would ordinarily have on a redundancy or similar (including statutory severance, notice pay and holiday amounts);

(e)
a claim by or in respect of any former employee of the Landal Group for compensation or any other remedy in respect of the misadministration prior to Closing of any Dutch leave savings scheme, plan or arrangement;

(f)
(to the extent such Losses are not recovered by the Purchaser Group under the agreement dated 1 July 2016 for the sale and purchase of Dayz ApS between Landal GreenParks Holding BV and BBJ Ferieindustri ApS) any non-compliance by Dayz Sohojlandet Attrakioner & Services ApS with the Collective Labour Agreement of 2012 prior to Closing;

(g)
in relation to the criminal prosecution of Jan Haapanen in Italy in relation to tax evasion or the termination of Jan Haapanen’s employment, engagement and/or office in connection with such criminal prosecution;

(h)	the Historic UK DB Plan; and

(i)
issues reported, identified or confirmed by a review by Royal Haskoning DHV of, without limitation, the permits, certificates, licences and notifications required by the Landal Business which commenced on 1 February 2018 and which was not reported, identified or confirmed in the VDD Reports or Disclosure Letter.

10	Limitation of Liability

10.1	Time Limitation for Claims
No Relevant Seller shall be liable for any Claim or Tax Claim unless a notice of the Claim or Tax Claim (as applicable) is given by the Purchaser to the Seller specifying the matters set out in Clause 11.2:

10.1.1	in the case of any Tax Claim, which is a VAT Claim, within 6 years following Closing and, in the case of any other Tax Claim, within 5 years following Closing;

10.1.2	in the case of any Claim for breach of a Title or Capacity Warranty, within 4 years following Closing;

10.1.3	in the case of any other Sellers’ Warranty Claim (not being a claim for breach of a Title or Capacity Warranty), within 24 months following Closing;

10.1.4	in the case of any Restrictive Covenant Claim, within 3 years following Closing; and

10.1.5	In the case of any other Claim (not being a Sellers’ Warranty Claim or Restrictive Covenant Claim), within 4 years following Closing.

10.2	Minimum Claims

10.2.1
Subject to Clause 10.4, no Relevant Seller shall be liable for any individual Claim (or a series of Claims arising from substantially identical facts or circumstances) where the liability agreed or determined for any such Claim or series of Claims does not exceed US$250,000

10.2.2
Subject to Clause 10.4, where the liability agreed or determined for any such Claim or series of Claims exceeds US$250,000, subject as provided elsewhere in this Clause 10, the Relevant Sellers shall be liable for the amount of the Claim or series of Claims as agreed or determined and not just the excess.

10.3	Aggregate Minimum Claims

10.3.1	Subject to Clause 10.4, no Relevant Seller shall be liable for any Claim unless the aggregate amount of all Claims for which the Relevant Sellers would otherwise be liable exceeds US$1,250,000.

10.3.2
Subject to Clause 10.4, where the liability agreed or determined for all Claims exceeds US$1,250,000 subject as provided elsewhere in this Clause 10, the liability of the Relevant Sellers shall be for the full amount of the Claims as agreed or determined and not just the amount of the excess.

10.4	Claims to de minimis and basket
The limitations set out in Clauses 10.2 and 10.3 do not apply to Tax Claims, Claims for breach of Clauses 2.1, 2.2, 2.3, 3, 5.5.7, 7, 8.4 or 14.2, or Claims for breach of the provisions of Schedule 4.

10.5	Maximum Liability

10.5.1
The liability of each Relevant Seller for any claim for breach of a Title or Capacity Warranty shall not exceed an amount equal to the Purchase Price received by that Relevant Seller, less any amount paid by that Relevant Seller in satisfaction of a Claim pursuant to Clause 10.5.2(c).

10.5.2	The aggregate liability of the Relevant Sellers:

(a)	for all Sellers’ Warranty Claims (excluding claims for breach of a Title or Capacity Warranty) shall not exceed US$1;

(b)	for all Tax Claims (other than Disregarded Tax Claims (as defined in the Tax Indemnity)) shall not exceed US$50,000,000;

(c)	for all other Claims (not being a Sellers’ Warranty Claim) shall not exceed:

(i)	an amount equal to the Purchase Price for any such other Claims for which notice is given by the Purchaser to the Seller in accordance with Clause 10.1 within 18 months following Closing; and

(ii)	an amount equal to 20% of the Purchase Price for any such other Claim for which notice is given by the Purchaser to the Seller in accordance with Clause 10.1 after 18 months following Closing, provided that the aggregate liability of the Relevant Sellers in respect of all claims for breach of or under this Agreement and in respect of a Tax Deed Claim shall in no event exceed an amount equal to the Purchase Price.

10.6	Contingent Liabilities

No Relevant Seller shall be liable for any Sellers’ Warranty Claim in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable but this Clause shall not operate to avoid a Warranty Claim made in respect of a contingent liability within the time limit specified in Clause 10.1 and specifying the matters set out in Clause 11.2.

10.7	Losses
No Relevant Seller shall be liable under this Agreement (other than in respect of a Tax Claim, a Sellers’ Warranty Claim or a Claim under Clause 5.5.7) in respect of any indirect or consequential losses.

10.8	Provisions
No Relevant Seller shall be liable for any Sellers’ Warranty Claim if and to the extent of any amount of any specific and identifiable provision or reserve is made in the Closing Statement for the matter giving rise to the Sellers’ Warranty Claim.

10.9	Matters Arising Subsequent to this Agreement
No Relevant Seller shall be liable for any Sellers’ Warranty Claim, to the extent that the Sellers’ Warranty Claim has arisen as a result of:

10.9.1	Agreed matters
any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or otherwise at the request in writing or with the approval in writing of the Purchaser;

10.9.2	Acts of the Purchaser
any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group or any of the Group Companies, or their respective directors, officers, employees or agents or successors in title, after Closing done, committed or effected:

(a)	outside the ordinary and usual course of business; or

(b)	otherwise than in order to comply with Applicable Laws or pursuant to a legally binding commitment to which the Group is subject on or before Closing;

10.9.3	Changes in legislation

(a)	the passing of, or any change in, after the date of this Agreement any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body; or

(b)	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation or regulation;

(c)	any change after the date of this Agreement of any generally accepted accounting principles, procedure or practice;

10.9.4	Accounting Policies

any change in accounting policy, bases or practice of the Purchaser or any member of the Purchaser’s Group introduced or having effect after the date of this Agreement, unless such change follows from the Group’s non-compliance with Applicable Laws or general accepted accounting principles in the period prior to Closing that has not been Fairly Disclosed.

10.10	Insurance
Without prejudice to Clause 15, no Relevant Seller shall be liable for any Seller’s Warranty Claim, other than claims in respect of a breach of the Title or Capacity Warranties, to the extent that the Losses in respect of which such Seller’s Warranty Claim is made are covered by a policy of insurance and an actual recovery is made by the Purchaser´s Group under such policy of insurance.

10.11	Net Financial Benefit
No Relevant Seller shall be liable for any Claim in respect of any Losses suffered by the Purchaser or any of the Group Companies (or any other indemnified person) to the extent of any corresponding savings by or quantifiable net financial benefit to any member of the Purchaser’s Group arising from such Losses or the facts giving rise to such Losses but having regard to any delay which may be experienced in enforcing or utilising such saving or net financial benefit (and in the case where the saving or net financial benefit is connected with Taxes, the Relevant Seller shall only be entitled under this Clause 10.11 to a corresponding reduction in its liability for a Claim to the extent that the relevant member of the Purchaser’s Group determines (acting reasonably) that it is able to utilise such saving or financial benefit to reduce its liability to pay Taxes (or to receive a refund of Taxes) in the tax year in which the payment for the Claims falls due (the “Current Tax Year”), provided that if in the tax year immediately following the Current Tax Year the relevant member of the Purchaser’s Group utilises such saving or financial benefit to reduce its liability to pay Taxes (or to receive a refund of Taxes)), the Purchaser shall without unreasonable delay pay to the Relevant Seller an amount equal to the lesser of: (x) such reduction or refund; and (y) any amounts previously paid by the Relevant Seller to a member of the Purchaser’s Group in respect of the relevant Claim).

10.12	Mitigation of Losses
Nothing in this Agreement or any Local Transfer Document shall, or shall be deemed to, affect the Purchaser’s general obligation under English law to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any claim for breach of or under this Agreement or any Local Transfer Document.

10.13	Purchaser’s Right to Recover

10.13.1	Recovery for Actual Liabilities
No Relevant Seller shall be liable to pay an amount in discharge of any Claim unless and until the liability in respect of which the Claim is made has become due and payable.

10.13.2	Prior to Recovery from the Relevant Sellers
If before any Relevant Seller pays an amount in discharge of any Sellers’ Warranty Claim, the Purchaser or any Group Company recovers (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or Group Company (in whole or in part) for the loss or liability which is the subject matter of the Sellers’ Warranty Claim, the Purchaser shall procure that, before steps are taken to enforce the Sellers’ Warranty Claim against the Relevant Seller following notification under Clause 11.2 of this Agreement or under any Local Transfer Document, all reasonable steps are taken to enforce recovery against the insurance policy procured by the Purchaser in relation to the Seller’s Warranties and covenants contained in the Tax Indemnity, and any actual recovery (less any reasonable costs incurred in obtaining such recovery) shall reduce or satisfy, as the case may be, such Sellers’ Warranty Claim to the extent of such recovery, provided that nothing in this Clause 10.13.2 shall preclude the Purchaser from pursuing a Claim against any Relevant Seller.

10.13.3	Following Recovery from the Relevant Sellers
If any Relevant Seller has paid an amount in discharge of any Sellers’ Warranty Claim and subsequently the Purchaser or any Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or Group Company (in whole or in part) for the loss or liability which is the subject matter of the Sellers’ Warranty Claim, the Purchaser shall procure that all steps are taken as the Relevant Seller may reasonably require to enforce such recovery and shall, or shall procure that the relevant Group Company shall, pay to the Relevant Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less any costs and expenses incurred in obtaining such recovery or if less (ii) the amount previously paid by the Relevant Seller to the Purchaser less any Taxation suffered by it. Any payment made by the Purchaser to the Relevant Seller under this Clause shall be made or procured by way of further adjustment of the consideration paid by the Purchaser for the Shares and the provisions of Clause 3.4 and Schedule 5 shall apply mutatis mutandis. Notwithstanding this Clause 10.13.3, neither the Purchaser nor any other member of the Purchaser’s Group shall be required to take any action or refrain from taking any action, if the Purchaser, or other member of the Purchaser’s Group concerned, reasonably considers such action or omission to be unduly onerous or materially prejudicial to it or to its business.

10.14	No Double Recovery and no Double Counting
No party may recover for breach of or under this Agreement or any other Transaction Document or otherwise more than once in respect of the same Losses suffered, and no amount (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or any other Transaction Document or otherwise, with the intent that there will be no double counting for Losses under this Agreement or any other Transaction Document or otherwise.

10.15	Purchaser Knowledge
No Relevant Seller shall be liable for any Seller Warranty Claim to the extent that the Purchaser is aware of the facts, matters or circumstances giving rise to such Claim as at the date of this Agreement.

10.16	Fraud
None of the limitations contained in this Clause 10 shall apply to any claim for breach of or under this Agreement or the Tax Indemnity or any Local Transfer Document to the extent it arises or is increased as a result of fraud by any Relevant Seller, any Group Company or any of their respective directors, officers, employees or agents.

10.17	Tax Warranty claims
For the avoidance of doubt, (other than with respect to Clauses 10.1, 10.5, 10.12 and 10.16 above) any claims under the Tax Warranties shall be governed by the relevant limitations set out in, and the relevant provisions of, the Tax Indemnity.

11	Claims

11.1	Notification of Potential Claims
Without prejudice to the obligations of the Purchaser under Clause 11.2, if the Purchaser becomes aware of any fact, matter or circumstance that is reasonably likely to give rise to a Claim (ignoring for these purposes the application of Clauses 11.2 or 11.3), the Purchaser shall as soon as reasonably practicable and in any case within 60 days give a notice in writing to the Seller setting out such information as is available to the Purchaser as is reasonably necessary to enable the Seller to assess the merits of the potential Claim, to act to preserve evidence and to make such provision as the Seller or the Relevant Sellers may consider necessary. Failure to give notice within such period shall not affect the rights of the Purchaser to make a Claim except that the failure shall be taken into account in determining the liability of the Relevant Seller for such Claim to the extent the Relevant Seller establishes that it was prejudiced by failure.

11.2	Notification of Claims
Notice of any Claim shall be given by the Purchaser to the Seller within the time limits specified in Clause 10.1 specifying in reasonable detail the legal and factual basis of the Claim and the evidence on which the party relies (including where the Claim is the result of or in connection with a claim by a third party, evidence of the third party claim) and setting out the Purchaser’s estimate of the amount of Losses which are, or are to be, the subject of the Claim (including any Losses which are contingent on the occurrence of any future event), provided that any failure by the Purchaser to provide reasonable detail of the nature of the Claim or the amount claimed shall not prevent the Purchaser from being able to give notice of such Claim in accordance with this Clause 11.2, nor shall it operate to limit the Seller’s liability to the extent that the Seller has not been prejudiced as a result of a failure to provide reasonable details of, or the amount claimed pursuant to, such Claim in the notice to the Seller.

11.3	Commencement of Proceedings
Any Sellers’ Warranty Claim notified pursuant to Clause 11.2 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn (i) six months after the notice is given pursuant to Clause 11.2 or (ii) in the case of a claim which has arisen by reason of a liability which is contingent only, six months from the date on which the contingent liability becomes an actual liability, unless at the relevant time legal proceedings in respect of the relevant Sellers’ Warranty Claim have been commenced by being both issued and served.

11.4	Tax Warranty claims
The provisions set out in this Clause 11 shall not apply with respect to any claim under the Tax Warranties, which shall instead be governed by the relevant provisions of the Tax Indemnity.

11.5	Conduct of Third Party Claims

If the matter or circumstance that may give rise to a claim as a result of or in connection with a claim by a third party in respect of which any Relevant Seller is obliged to indemnify the Purchaser (or any member of the Purchaser’s Group) pursuant to Clause 9.5 of this Agreement (a “Third Party Claim”) then:

11.5.1
the Purchaser shall consult with the Relevant Seller in relation to the conduct of the Third Party Claim and shall take reasonable account of the views of the Relevant Seller before taking any action in relation to the Third Party Claim; and

11.5.2	only in respect of a Third Party Claim relating to Clause 9.5.1(i):

(a)
no admissions in relation to the Third Party Claim shall be made by or on behalf of the Purchaser or any other member of the Purchaser’s Group and the Third Party Claim shall not be compromised, disposed of or settled without the written consent of the Relevant Sellers (such consent not to be unreasonably withheld or delayed) to the extent that it would result in liability for any Relevant Seller;

(b)
subject to the Relevant Seller indemnifying the Purchaser or other member of the Purchaser’s Group concerned against all reasonably and properly incurred costs and expenses (including legal and professional costs and expenses) that may be incurred thereby, the Purchaser shall, or the Purchaser shall procure that any other members of the Purchaser’s Group shall, take such action as the Relevant Seller may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim; and

(c)
the Relevant Seller shall be entitled at its own expense and in its absolute discretion, by notice in writing to the Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest the Third Party Claim (including making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other member of the Purchaser’s Group concerned and to have the conduct of any related proceedings, negotiations or appeals.

11.6
Any obligations of the Purchaser pursuant to Clause 11.5 shall not apply where, in the reasonable opinion of the Purchaser (having reasonably consulted with the Relevant Sellers) the relevant action or omission would be materially prejudicial to the business of the relevant member of the Purchaser’s Group.

12	Restrictions on the Seller and the Relevant Sellers

12.1	Restrictions
The Seller and the Relevant Sellers undertake with the Purchaser that no member of the Seller’s Group will during the Restricted Period directly or indirectly:

12.1.1	be engaged in or be economically interested in a Relevant Business;

12.1.2
induce or seek to induce any present Restricted Employee to become employed by any member of the Seller’s Group, whether or not such Restricted Employee would thereby commit a breach of his contract of service, provided that the placing of an advertisement of a post available to the public generally and the recruitment of a person through an employment agency shall not constitute a breach of this Clause 12 provided that no member of the Seller’s Group encourages or advises such agency to approach any Restricted Employee;

12.1.3	hire:

(a)	in respect of the first 12 months of the Restricted Period only, any Restricted Employee, and

(b)
in respect of the remainder of the Restricted Period, any of Thomas Heerkens, Jeroen Mol, Elke Snijder, Bernd Muckenschnabel, Jan Haapanen, Anders Pii, Klaus Melchior, Geoff Cowley, Garry Adam, Simon Altham or Jan von der Recke,

whether or not such person would thereby commit a breach of his contract of service (except where the employment of such person has been terminated on the initiative of a member of the Purchaser’s Group on or following Closing); or

12.1.4	make any public statement that disparages or defames any Group Company, the Purchaser or any parent company of the Purchaser.

12.2	Exceptions
The restrictions in Clause 12.1.1 shall not operate to prohibit any member of the Seller’s Group from:

12.2.1
carrying on or being engaged in or being economically interested in any business which is of the same or similar type to a Relevant Business as now carried on by the Group after such time as the Purchaser ceases to carry on or be engaged in or economically interested in a substantial part of a Relevant Business carried on by the Group;

12.2.2
in any part of the World, carrying on or being engaged in or being economically interested in any business which involves the owning, operating, marketing, selling, managing, leasing, franchising or any other form of commercial activity relating to i) hotels, resorts, corporate housing facilities, serviced apartment buildings or other multi-unit transient or extended stay lodging facilities, in each case in which a majority of the individual accommodations are not individually-owned, and ii) condo-hotels;

12.2.3
in any part of the World, carrying on or being engaged in or being economically interested in any business which involves the owning, operating, marketing, selling, managing, leasing or any other form of commercial activity relating to vacation ownership products (i.e., timeshare, fractional, interval, vacation club, destination club, vacation membership, private membership club, private residence club and other products, in each case wherein consumers acquire a partial ownership interest, use right or other entitlement to use one or more of physical units for overnight accommodations and associated facilities on a recurring, periodic basis and pay for all or a portion of such ownership interest, use right or other entitlement in advance) and vacation exchange products (i.e., any program allowing the exchange by members of the right to use, occupy or benefit from vacation ownership products or privately-owned accommodations);

12.2.4	holding or being interested in up to 5 per cent. of the outstanding issued share capital of a company listed on any stock exchange;

12.2.5	fulfilling any obligation pursuant to this Agreement or any other Transaction Document and any agreement to be entered into pursuant to this Agreement or any other Transaction Document; or

12.2.6
acquiring the whole or part of any business or the shares in any company, provided that the principal purpose of the acquisition is not to acquire a business or company which competes with any part of the Group and that the turnover attributed to that part of the business or company which would otherwise cause a breach of Clause 12.1 (i) does not exceed US $25,000,000 and (ii) is less than 30 per cent of the total turnover of the business or company for the last financial year.

12.3	Reasonableness of Restrictions
The Seller and the Relevant Sellers agree that the restrictions contained in this Clause are no greater than are reasonable and necessary for the protection of the interest of the Purchaser, but if any such restriction shall be held to be void but would be valid if deleted in part or reduced in application, such restriction shall apply with such deletion or modification as may be necessary to make it valid and enforceable.

12.4	Interpretation
The following terms shall have the following meanings respectively in this Clause 12:

12.4.1	“Relevant Business” means the business of:

(a)
owning, renting, brokering, selling, marketing, franchising, and/or managing individually-owned i) holiday park accommodations and ii) self-catering holiday rentals, located within any of the Restricted Countries; or

(b)
owning or operating an overseas villa tour operator based in any Restricted Country that would be substantially similar to the business of James Villa Holidays as carried on at the date of this Agreement;

in each case, which is of the same or similar type to the business of the Group as now carried on and which is or is likely to be in competition with any part of the business of the Group as now carried on;

12.4.2
“Restricted Countries” means Austria, Belgium, Croatia, Czech Republic, Denmark, France, Germany, Hungary, Italy, Luxembourg, Netherlands, Norway, Poland, Portugal, Spain, Sweden, Switzerland and United Kingdom;

12.4.3
“Restricted Employee” means Thomas Heerkens, Erik van Essen, Jeroen Mol, Elke Snijder, Bernd Muckenschnabel, Jan Haapanen, Anders Pii, Heidi Heltborg Juul, Klaus Melchior, Geoff Cowley, Garry Adam, Helen Khan, Simon Altham, Allan Lambert, Daniel Butler, Nick Rudge (WVRUK, Managing Director – digital), Alan MacLean (WVRUK, Managing Director – James Villa Holidays), Jan von der Recke (Novasol, IT Director), Lone Feldthaus (Novasol, Director of Products and Partners), Philip Hoeg Kildegaard (Novasol, director of e-commerce); and

12.4.4	“Restricted Period” means 36 months commencing on Closing or such shorter period of time recognised by applicable law as being binding on the Seller and the Relevant Sellers.

13	Guarantee

13.1	The Seller’s Guarantee

13.1.1	The Seller:

(a)
unconditionally and irrevocably guarantees to the Purchaser (to the extent it is a beneficiary of an obligation of a Relevant Seller) the due and punctual performance and observance by each of the Relevant Sellers of all their obligations pursuant to this Agreement (the “Relevant Sellers’ Guaranteed Obligations”); and

(b)
agrees that if any Relevant Sellers’ Guaranteed Obligation is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify the Purchaser (to the extent it is a beneficiary of an obligation of a Relevant Seller) immediately on demand against all Losses which the Purchaser suffers through or arising from any act or omission that would be a breach by any of the Relevant Sellers of the Relevant Sellers’ Guaranteed Obligations if the Relevant Sellers’ Guaranteed Obligation were not unenforceable, invalid or illegal, to the extent of any limit on the liability of the Seller and the Relevant Sellers under this Agreement.

13.1.2
If and whenever any of the Relevant Sellers defaults for any reason whatsoever in the performance of any of the Relevant Sellers’ Guaranteed Obligations, the Seller shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Relevant Sellers’ Guaranteed Obligations in regard to which such default has been made in the manner prescribed by this Agreement and so that the same benefits shall be conferred on the Purchaser as they would have received if the Relevant Sellers’ Guaranteed Obligations had been duly performed and satisfied by the Relevant Sellers.

13.1.3
This guarantee is to be a continuing guarantee and accordingly is to remain in force until all Relevant Sellers’ Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the Purchaser may now or hereafter have or hold for the performance and observance of the Relevant Sellers’ Guaranteed Obligations.

13.1.4
As a separate and independent obligation, the Seller agrees that any of the Relevant Sellers’ Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from any of the Relevant Sellers by reason of any legal limitation, disability or incapacity on or of any of the Relevant Sellers or the dissolution, amalgamation or reconstruction of the Relevant Sellers or any other fact or circumstances (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Seller as though the same had been incurred by the Seller and the Seller were the sole or principal obligor in respect thereof and shall be performed or paid by the Seller on demand.

13.1.5	The liability of the Seller under this Clause 13.1 shall not be affected, impaired, reduced or released by:

(a)	any variation of the Relevant Sellers’ Guaranteed Obligations; or

(b)	any forbearance, neglect or delay in seeking performance of the Relevant Sellers’ Guaranteed Obligations or any granting of time for such performance;

(c)	the illegality, invalidity or unenforceability of, or any defect in, any provision of this Agreement or the Relevant Sellers’ obligations under any of them;

(d)	any insolvency or similar proceedings; or

(e)	any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

13.1.6	For the duration of the period during which the Seller has any liability under this Clause 13, the Seller undertakes to notify the Purchaser if:

(a)
at any stage the value of its net assets (determined in accordance with US GAAP) falls below USD$500,000,000 in the first four years following Closing or USD$375,000,000 for the duration of the remaining period; or

(b)	at any stage it fails to satisfy the condition set out in paragraph 8.1 of Schedule 12.

13.1.7
As soon as possible after the Seller is obliged to give a notice pursuant to Clause 13.1.6, the Seller will procure that an alternative guarantor with a net asset value (determined in accordance with US GAAP) at least equal to USD$500,000,000 if such notice is given in the first four years following Closing or USD$375,000,000 if such notice is given during the remaining period and that satisfies the condition set out in paragraph 8.1 of Schedule 12 undertakes in favour of the Purchaser to be bound by the obligations of the Seller under this Clause 13.1 as if it was the Seller.

14	Confidentiality

14.1	Announcements
No announcement, communication or circular concerning the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Seller’s Group or the Purchaser’s Group without the prior written approval of the Seller and the Purchaser (such consent not to be unreasonably withheld or delayed). This shall not affect any announcement, communication or circular required by law or any governmental or regulatory body or the rules of any stock exchange on which the shares of any party (or its holding company) are listed but the party with an obligation to make an announcement or communication or issue a circular (or whose holding company has such an obligation) or other public filing shall consult with the other party (or shall procure that its holding company consults with the other party) insofar as is reasonably practicable and legally permissible before complying with such an obligation.

14.2	Confidentiality

14.2.1	The Confidentiality Agreement shall cease to have any force or effect from the date of this Agreement.

14.2.2
Subject to Clauses 14.1 and 14.2.3, each of the parties shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any agreement entered into pursuant to this Agreement) which relates to:

(a)	the existence and provisions of this Agreement and of any agreement entered into pursuant to this Agreement; or

(b)	the negotiations relating to this Agreement (and any such other agreement).

(c)
(in the case of the Seller and the Relevant Sellers) any information relating to the Group Companies following Closing and any other information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group.

(d)
(in the case of the Purchaser) any information relating to the business, financial or other affairs (including future plans and targets) of the Seller’s Group including, prior to Closing, the Group Companies.

14.2.3	Clause 14.2.2 shall not prohibit disclosure or use of any information if and to the extent:

(a)
the disclosure or use is required by law, any governmental or regulatory body or any stock exchange on which the shares of any party (or its holding company) are listed (including where this is required as part of its financial reporting requirements and any actual or potential offering, placing and/or sale of securities of any member of the Seller’s Group or the Purchaser’s Group);

(b)	the disclosure or use is required to vest the full benefit of this Agreement in any party;

(c)
the disclosure or use is required for the purpose of any arbitral or judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or to enable a determination to be made by the Reporting Accountants under this Agreement;

(d)	the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(e)	the disclosure is made to a party to whom assignment is permitted under Clause 16.3.2 or Clause 16.3.3 on terms that such assignee undertakes to comply with the provisions of Clause 14.2.2

(f)
the disclosure is made to professional advisers of any party on a need to know basis and on terms that such professional advisers undertake to comply with the provisions of Clause 14.2.2 in respect of such information as if they were a party to this Agreement;

(g)	the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement);

(h)
the disclosure is made on a confidential basis to potential purchasers of all or part of the Seller’s Group or the Purchaser’s Group or to their professional advisers or financiers provided that any such persons need to know the information for the purposes of considering, evaluating, advising on or furthering the potential purchase;

(i)	the other party has given prior written approval to the disclosure or use;

(j)	the information is independently developed after Closing;

(k)
the disclosure is considered necessary or desirable in connection with any public filing, form 10, offering memorandum or other similar document that a member of the Seller’s Group is required to file in connection with any transaction publicly announced prior to the date of this Agreement;

(l)	on a confidential basis, to any direct or indirect shareholder, investor or bona fide potential investor in the Purchaser´s Group;

(m)
by the Purchaser’s Group to (i) its actual or potential financing or hedging providers who shall be subject to an obligation of confidentiality and who have a need to know such information in connection with the financing or hedging of the transactions contemplated by this Agreement and/or otherwise for the ongoing financing or hedging requirements of the Group and (ii) any rating agencies subject to any such disclosure being limited to that required for such rating agency to carry out any rating functions in connection with the Purchaser’s financing arrangements and, to the extent legally possible, shall be made subject to a reasonable obligation of confidentiality;

(n)
on a need to know basis, to other members of the Seller´s Group or the Purchaser´s Group and its and their directors, officers and employees, provided that such persons are under a duty of confidentiality on substantially the same terms as this Clause 14.2, provided that prior to disclosure or use of any information pursuant to Clause 14.2.3(a), (b) or (c), the party concerned shall, where not prohibited by law, consult with the other parties insofar as is reasonably practicable.

14.2.4
On Closing, the Seller shall assign to the Purchaser, to the extent permitted by the relevant agreement, the benefit of any confidentiality agreements entered into by the Seller with any third parties in connection with the sale of the Group.

15	Insurance

15.1	No cover under Seller’s Group Insurance Policies from Closing
The Purchaser acknowledges and agrees that following the Closing Date:

15.1.1	no Group Company shall have or be entitled to the benefit of any Seller’s Group Insurance Policy in respect of any event, act or omission that takes place after that Closing Date;

15.1.2	neither the Seller nor any Relevant Seller nor any member of the Seller’s Group shall be required to maintain any Seller’s Group Insurance Policy for the benefit of the Group; and

15.1.3
no Group Company shall make or shall be entitled to make or notify a claim under any ‘claims made’ Seller’s Group Insurance Policy in respect of any event, act or omission that occurred prior to the Closing Date.

15.2	Existing claims under Seller’s Group Insurance Policies
With respect to any claim made before the Closing Date under any Seller’s Group Insurance Policy by or on behalf of any Group Company, to the extent that:

15.2.1	neither the Purchaser nor the Group Companies have been indemnified prior to the Closing Date in respect of the Losses in respect of which the claim was made; or

15.2.2	the Losses in respect of which the claim was made have not been reflected in the Closing Statement and reduced the Working Capital accordingly, each of the Seller and the Relevant Sellers shall use reasonable endeavours after the relevant Closing Date to recover all monies due from insurers and shall pay any monies received (after taking into account any deductible under the Seller’s Group Insurance Policies and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Seller, the Relevant Sellers or any member of the Seller’s Group in connection with the claim) to the Purchaser or, at the Purchaser’s written direction, the relevant Group Company as soon as practicable after receipt; provided that no member of the Seller’s Group shall have any obligation to pay any monies from insurers to the Purchaser or any Group Company which relate to a claim for loss of profits or in respect of costs incurred by the Seller’s Group (excluding the Group) up to the Effective Time in respect of Losses suffered by the Landal Group as a result of damage sustained during Storm Friederike in the Netherlands during the week commencing 15 January 2018. For the avoidance of doubt, monies received from insurers in respect of Storm Friederike not relating to loss of profits or costs incurred by the Seller’s Group (excluding the Group) shall be dealt with in accordance with the preceding provisions of this Clause 15.2.

15.3	New claims under occurrence-based policies

15.3.1
With respect to any event, act or omission relating to any Group Company that occurred or existed prior to Closing that is covered by an ‘occurrence based’ Seller’s Group Insurance Policy, the Seller and/or Relevant Sellers shall, at the direction of the Purchaser or the relevant Group Company, make a claim under such insurance policy, provided that:

(a)
neither the Seller nor any Relevant Seller shall be obliged to make any such claim if and to the extent that such claim is covered by an insurance policy held by the Purchaser or a member of the Purchaser’s Group;

(b)
the claim is notified to the Seller within 60 Business Days of the Purchaser becoming aware of the claim and, in any event, within 6 years of the Closing Date for claims other than claims under policies required by Applicable Law as at the date of this Agreement (for example, in the UK, employers’ liability and motor liability); and

(c)	the Purchaser or Group Company shall be liable for any deductible or excess payable in respect of the claim.

15.3.2
Notwithstanding any provision in this Agreement to the contrary, none of the limitations of liability contained in Clause 10 shall apply to any claim by the Purchaser pursuant to this Clause 15.3. In the event the Purchaser or Group Company notifies a claim pursuant to Clause 15.3.1, the Seller or the Relevant Seller shall, at the Purchaser’s or Group Company’s cost, make all necessary notifications and claims under the relevant Seller’s Group Insurance Policy and the Purchaser or Group Company shall be entitled to be paid any proceeds actually received under the Seller’s Group Insurance Policy (less any deductible or excess actually paid by the Seller or the Relevant Seller or any other member of the Seller’s Group and less any Taxation suffered on the proceeds and any reasonable out of pocket expenses suffered or incurred by the Relevant Seller or any other member of the Seller’s Group) provided that:

(a)
neither the Seller nor any Relevant Seller shall be required, pursuant to any requests made by the Purchaser or Group Company, to undertake or threaten litigation or incur any expenditure or liability without being put in funds by the Purchaser, or the Group Company prior to incurring any such expenditure or liability;

(b)
neither the Purchaser nor any Group Company shall be entitled to any proceeds received by the Seller’s Group under any Seller’s Group Insurance Policy except to the extent that such proceeds relate to a claim made pursuant to Clause 15.3.1 in respect of:

(i)	an event, act or omission connected with the carrying on of the business of any Group Company prior to Closing; and

(ii)	any Losses for which the Purchaser or relevant Group Company has not already been reimbursed, indemnified or otherwise compensated for whether under this Agreement or otherwise;

(c)
the Purchaser shall provide (and shall procure that a relevant Group Company also provides) all assistance, information and co-operation reasonably requested by the Seller or any Relevant Seller or any of their representatives (including the insurers, appointed claims handlers or any lawyers instructed in relation to such claim), provided that no member of the Purchaser´s Group shall be required to give access to any information which would result in the loss of legal privilege attaching to such information; and

(d)	the Purchaser shall or shall procure that the relevant Group Company shall pay or bear any deductible or excess element of any such claim.

16	Other Provisions

16.1	Further Assurances
Each of the parties shall, and shall use reasonable endeavours to procure that any necessary third party shall, from time to time execute such documents and perform such acts and things as any party may reasonably require to transfer the Shares to the Purchaser and to give any party the full benefit of this Agreement and any Local Transfer Document.

16.2	Whole Agreement

16.2.1
The Transaction Documents contain the whole agreement between the parties relating to the sale and purchase of the Group at the date hereof to the exclusion of any terms implied by law which may be excluded by contract and supersede any previous written or oral agreement between the parties in relation to the sale and purchase of the Group.

16.2.2	The Purchaser acknowledges that:

(a)	in entering into the Transaction Documents, it is not relying on any representation, warranty or undertaking not expressly incorporated into them; and

(b)
the Relevant Sellers make no representation or warranty with respect to any projections, estimates or budgets of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Group Companies or future business and operations of the Group Companies.

16.2.3
Each of the parties agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with the Transaction Documents shall be for breach of the terms of the Transaction Documents and each of the parties waives all other rights and remedies (including rights and remedies in tort to claim damages or to rescind or terminate the Transaction Documents, or arising under statute) in relation to any such representation, warranty or undertaking.

16.2.4	Nothing in this Clause 16.2 excludes or limits any liability for fraud.

16.3	No Assignment

16.3.1
Except as permitted by Clauses 16.3.2 to 16.3.4 or as otherwise expressly provided by this Agreement, no party may without the prior written consent of the other parties, assign, grant any security interest over, hold on trust or otherwise transfer the benefit of the whole or any part of this Agreement.

16.3.2	The Purchaser may, without the consent of the other parties, assign to a group undertaking or affiliate the benefit of the whole or any part of this Agreement provided that:

(a)
if the assignee ceases to be a group undertaking or affiliate of the party concerned, it shall before ceasing to be so assign the benefit, so far as assigned to it, back to that party or assign the benefit to another group undertaking or affiliate of that party; and

(b)	the assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assigning party would have been entitled.

16.3.3	Each Relevant Seller may, without the consent of the other parties, assign the benefit of the whole or any part of this Agreement to a subsidiary or holding company.

16.3.4
The Purchaser may, without the consent of the other parties, assign the benefit of the whole or any part of this Agreement to, and it may be enforced by, any bank or financial institution (or any agent or security agent acting on their behalf) lending money or making other banking facilities available to the Purchaser´s Group, by way of security, or any refinancing thereof.

16.3.5
The Purchaser may prior to Closing nominate another member of the Purchaser Group to replace the Purchaser in respect of the acquisition of one or more Companies under this Agreement (including, without limitation, a newly-incorporated Dutch affiliate company in respect of the acquisition of the Shares in Vacation Rental B.V. and a newly-incorporated Danish affiliate company in respect of the acquisition of the Shares in Novasol A/S) (each a “Substituted Purchaser”), provided that (i) any such Substituted Purchaser has signed a joinder, becoming party (as a “Buyer” as defined in the Equity Commitment Letter) to the equity commitment letter entered into between, amongst others, Platinum Equity Capital Partners IV, L.P., the Relevant Sellers and the Purchaser on 15 February 2018 (the “Equity Commitment Letter”) and (ii) any such substitution of the Purchaser pursuant to this Clause 16.3.5 shall:

(a)	not prejudice the rights or remedies of the Seller and the Relevant Sellers under this Agreement;

(b)	not increase the obligations or liabilities of the Seller and the Relevant Sellers under this Agreement, and

(c)	the Purchaser nominating a Substituted Purchaser shall retain joint and several liability for the obligations of the Substituted Purchaser.

16.4	Third Party Rights

16.4.1
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of, or enjoy any benefit under, this Agreement, except to the extent set out in Clause 16.4.2.

16.4.2
The third parties referred to in Clause 8.5 and 8.7 may directly enforce only those Clauses in which they are referred to. For the avoidance of doubt, this Agreement may be terminated and any term may be amended or waived without the consent of the persons referred to in Clause 16.4.2.

16.5	Variation
No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the parties.

16.6	Method of Payment and set off

16.6.1	Except as set out in Clause 16.6.2, payments pursuant to this Agreement shall be settled by payments between the Seller, for itself and on behalf of the Relevant Sellers, and the Purchaser.

16.6.2
The repayment of the Estimated Intra-Group Financing Receivables and the Estimated Intra-Group Financing Payables pursuant to Clause 6.4.3 and any adjustments to such repayment pursuant to Clause 7.4 shall be settled by payments between the Seller, for itself and on behalf of the relevant members of the Seller’s Group, and the Purchaser, for itself and on behalf of the relevant Group Companies.

16.6.3
Any payments pursuant to this Agreement shall be made in full, without any set-off, counterclaim, restriction or condition and without any deduction or withholding (save as may be required by law or as otherwise agreed), except that payments due between the Seller (whether for itself or on behalf of the Relevant Sellers) and the Purchaser:

(a)	in relation to repayments of the Estimated Intra-Group Financing Payables and Estimated Intra-Group Financing Receivables pursuant to Clause 6.4.3; or

(b)	in relation to adjustments to those repayments pursuant to Clause 7.4, respectively, may be netted against each other to produce a net sum, and any obligation to pay the net sum shall be set off against any entitlement to receive any other payments then due under Clause 6 or Clause 7 of this Agreement.

16.6.4
Any payments pursuant to this Agreement shall be effected by crediting for same day value the account specified by the Seller or the Purchaser (as the case may be) on behalf of the party entitled to the payment (reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected) on or before the due date for payment.

16.6.5
Payment of a sum in accordance with this Clause 16.6 shall constitute a payment in full of the sum payable and shall be a good discharge to the payer (and those on whose behalf such payment is made) of the payer’s obligation to make such payment and the payer (and those on whose behalf such payment is made) shall not be obliged to see to the application of the payment as between those on whose behalf the payment is received.

16.7	Costs

16.7.1
The Seller and the Relevant Sellers shall bear all costs incurred by them in connection with the preparation and negotiation of, and the entry into, the Transaction Documents and the sale of the Group.

16.7.2	The Purchaser shall bear all such costs incurred by it in connection with the preparation and negotiation of, and the entry into, the Transaction Documents and the purchase of the Group.

16.8	Notarial Fees, Registration, Stamp and Transfer Taxes and Duties
The Purchaser shall bear the cost of all notarial fees and all registration, stamp and transfer taxes (including for the avoidance of doubt Real Estate Transfer Taxes (RETT)) and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of either the agreement to transfer or the transfer of Shares pursuant to this Agreement. The Purchaser shall be responsible for arranging the payment of all such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The Purchaser shall indemnify the Relevant Sellers or any other member of the Seller’s Group (on an after-Tax basis) against any Losses suffered by that Relevant Seller or member of the Seller’s Group as a result of the Purchaser failing to comply with its obligations under this Clause 16.8.

16.9	Interest
If any party defaults in the payment when due of any sum payable under this Agreement or the Local Transfer Documents the liability of that party shall be increased to include interest on such sum from the date when such payment is due until the date of actual payment (as well after as before judgment) at a rate per annum of 4 per cent above USD LIBOR. Such interest shall accrue from day to day.

16.10	Grossing-up

16.10.1	All sums payable under this Agreement shall be paid free and clear of all deductions or withholdings, save only as may be required by law.

16.10.2
If any deductions or withholdings are required by law to be made from any payment under this Agreement (other than a payment of interest or any payment or part payment of the Purchase Price), the payer shall pay the payee, at the same time as making the payment in question, such additional amount as will, after such deduction or withholding has been made (and after taking into account any credit in respect of such deduction or withholding), leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

16.11	VAT

16.11.1
The Relevant Sellers and the Purchaser agree that the consideration given under this Agreement in respect of the sale of the Shares pursuant to this Agreement is exclusive of any VAT. To the extent that VAT is chargeable in respect of such sale and a Relevant Seller is obliged under applicable law to account to a Tax Authority for such VAT, then the Purchaser shall, against delivery of a valid VAT invoice, in addition to the relevant amount of Purchase Price payable by the Purchaser, pay to such Relevant Seller such VAT promptly following receipt of such VAT invoice.

16.12	Notices

16.12.1	Subject to Clause 16.12.6, any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(a)	in writing in English;

(b)	delivered by hand, e-mail, recorded delivery or by courier using an internationally recognised courier company.

16.12.2	A Notice to the Seller or any Relevant Seller shall be sent to such party at the following address, or such other person or address as the Seller may notify to the Purchaser from time to time:
Wyndham Destination Network, 14 Sylvan Way, Parsippany, New Jersey 07054, United States of America

E-mail: paul.cash@wyn.com and gail.mandel@rci.com;
Attention:    General Counsel and CEO

16.12.3	A Notice to the Purchaser shall be sent to such party at the following address, or such other person or address as the Purchaser may notify to the Seller from time to time:
Compass IV Limited
c/o Platinum Equity Advisors, LLC, 360 N. Crescent Drive, Beverly Hills, CA 90210
E-mail: EKalawski@platinumequity.com;
Attention: Eva M. Kalawski, General Counsel

16.12.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(a)	at the time recorded by the delivery company, in the case of recorded delivery;

(b)	at the time of delivery, if delivered by hand or courier;

(c)	at the time of sending if sent by e-mail, provided that receipt shall not occur if the sender receives an automated message that the e-mail has not been delivered to the recipient,

16.12.5
A Notice that is deemed by Clause 16.12.4 to be received after 5.00 p.m. on any day, or on a Saturday, Sunday or public holiday in the place of receipt, shall be deemed to be received at 9.00 a.m. on the next day that is not a Saturday, Sunday or public holiday in the place of receipt.

16.12.6
For the purposes of this Clause 16.12, all references to time are to local time in the place of receipt. For the purposes of Notices by e-mail, the place of receipt is the place in which the party to whom the Notice is sent has its postal address for the purpose of this Agreement.

16.13	Invalidity

16.13.1
If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the parties.

16.13.2
To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 16.13.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 16.13.1, not be affected.

16.14	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Agreement by executing any such counterpart.

16.15	Governing Law and Submission to Jurisdiction

16.15.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

16.15.2
Each of the parties irrevocably agrees that the courts of England and Wales are to have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and that accordingly any proceedings arising out of or in connection with this Agreement shall be brought in such courts. Each of the parties irrevocably submits to the jurisdiction of such courts and waives any objection to proceedings in any such court on the ground of venue or on the ground that proceedings have been brought in an inconvenient forum.

16.16	Appointment of Process Agent

16.16.1
Each of the Relevant Sellers not incorporated in England hereby irrevocably appoints RCI Europe of Haylock House Kettering Parkway, Kettering Venture Park, Kettering, Northamptonshire, NN15 6EY as its agent to accept service of process in England in any legal action or proceedings arising out of or in connection with this Agreement, service upon whom shall be deemed completed whether or not forwarded to or received by the Relevant Seller.

16.16.2	The Relevant Sellers shall inform the Purchaser in writing of any change of address of such process agent within 14 days of such change.

16.16.3
If such process agent ceases to be able to act as such or to have an address in England, each of the Relevant Sellers irrevocably agree to appoint a new process agent in England acceptable to the Purchaser and to deliver to the Purchaser within 14 days a copy of a written acceptance of appointment by the process agent.

16.16.4	Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.
This Agreement has been entered into on the date stated at the beginning.

SIGNED by

WYNDHAM DESTINATION NETWORK, LLC
Represented by its sole member:
WYNDHAM WORLDWIDE CORPORATION

By: /s/ David B. Wyshner
David B. Wyshner
Chief Financial Officer

SIGNED by
WYNDHAM DESTINATION NETWORK EUROPE LIMITED

By: /s/ Lynn Catherine Kelly
Lynn Catherine Kelly
Director
Place: Kettering, U.K.
SIGNED by

WYNDHAM WORLDWIDE DENMARK APS

By: /s/ Klaus Melchior
Klaus Melchior
Director
Place: Virum, Denmark
SIGNED by

WYNDHAM DESTINATION NETWORK HOLDINGS C.V.
represented by its general partner
Vacation Rental Group 2, LLC
by its sole member,
Wyndham Worldwide Netherlands B.V.

By: /s/ Paul F. Cash
Paul F. Cash
Authorized Signatory
Place: Scotch Plains, New Jersey USA
SIGNED by

POINTLUX, S.à r.l.

By: /s/ Paul F. Cash
Paul F. Cash
Executive Vice President and General Counsel
Place: Scotch Plains, New Jersey USA

SIGNED by

COMPASS IV LIMITED

By: /s/ Eva M. Kalawski
Eva M. Kalawski
Director
Place: Los Angeles, California USA